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As filed with the Securities and Exchange Commission on May 10, 2001

Registration No. 333-57100

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNAP CORPORATION

(Exact name of registrant as specified in its charter)

Washington	7374	91-2111307
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

601 Union Street, Suite 1000
Seattle, Washington 98101
(206) 441-8800

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Paul E. McBride
Vice President and Chief Financial Officer
Internap Corporation
Two Union Square
601 Union Street, Suite 1000
Seattle, Washington 98101
(206) 441-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher W. Wright
Matthew D. Latimer
Cooley Godward LLP
5200 Carillon Point
Kirkland, Washington 98033-7355
(425) 893-7700

Approximate date of proposed sale to the public:

   As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger of Internap Acquisition Co. with and into Internap Network Services Corporation, as described in the Agreement and Plan of Merger and Reorganization, dated as of March 1, 2001, attached as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement.

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock	150,250,000 shares	$2.595	$389,898,750	$55,443

(1)
Represents the number of shares of common stock of the Registrant which may be issued to the former shareholders of Internap Network Services Corporation pursuant to the merger described herein. Each share of common stock of Internap Network Services Corporation, other than shares of Internap Network Services Corporation common stock held by its shareholders who properly exercise their dissenters' rights, will be converted into the right to receive one share of common stock of the Registrant (as adjusted for any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction pursuant to the merger described herein).
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933 based upon the average of the high and low prices of Internap Network Services Corporation's common stock as reported the Nasdaq Stock Market on May 4, 2001.
(3)
Consists of $54,814 that was previously paid by Internap Network Services Corporation at the time of the initial filing and $629 relating to the registration of an additional 969,011 shares of common stock calculated pursuant to footnote 2 above.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INTERNAP NETWORK SERVICES CORPORATION
Two Union Square
601 Union Street
Seattle, Washington 98101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 10, 2001

TO THE SHAREHOLDERS OF INTERNAP NETWORK SERVICES CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INTERNAP NETWORK SERVICES CORPORATION, a Washington corporation (the "Company"), will be held on July 10, 2001, at 9:00 a.m. local time at the Renaissance Madison Hotel, 515 Madison Street, Seattle, Washington for the following purposes:

1.
To approve the reorganization of the corporate structure of the Company pursuant to the terms of the agreement and plan of merger and reorganization by and among the Company, Internap Corporation, a Washington corporation and wholly-owned subsidiary of the Company, and Internap Acquisition Co., a Washington corporation and wholly-owned subsidiary of Internap Corporation. Upon consummation of the reorganization, the Company will become a wholly-owned subsidiary of Internap Corporation and each outstanding share of common stock of the Company will be converted into the right to receive one share of Internap Corporation common stock. A copy of the agreement and plan of merger and reorganization is attached as Appendix A to the proxy statement/prospectus accompanying this notice.

2.
To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for each of its fiscal years ending 2001 and 2002.

3.
To elect two directors to hold office until the 2004 Annual Meeting of Shareholders.

4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement/prospectus accompanying this Notice.

    The Board of Directors has fixed the close of business on May 1, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      PAUL E. MCBRIDE
                      Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

Seattle, Washington
          , 2001

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SUBJECT TO COMPLETION MAY 10, 2001

The information in this proxy statement/prospectus is not complete and may be changed. Internap Corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INTERNAP NETWORK SERVICES CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON
JULY 10, 2001

INTERNAP CORPORATION

PROSPECTUS

150,250,000 Shares of Common Stock

    Internap Network Services Corporation is soliciting this proxy statement/prospectus on behalf of its board of directors for use at its annual meeting of shareholders to be held on July 10, 2001, at 9:00 a.m. Pacific Daylight Time, or at any adjournment or postponement of the annual meeting.

    This proxy statement/prospectus also relates to the offering of up to 150,250,000 shares of common stock of Internap Corporation, a wholly-owned subsidiary of Internap Network Services, to be issued to Internap Network Services' shareholders in connection with a proposed holding company reorganization.

    At the annual meeting, you will vote on the following proposals:

  •
  the formation of a holding company structure in which Internap Network Services will become a wholly-owned subsidiary of Internap Corporation and each outstanding share of common stock of Internap Network Services will be converted into the right to receive one share of Internap Corporation common stock. Internap Corporation's shares will be listed on the Nasdaq National Market System under the symbol "INAP," which is the same market and symbol currently used by Internap Network Services.

  •
  the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for each of our fiscal years ending 2001 and 2002;

  •
  the election of two directors to hold office until the 2004 annual meeting; and

  •
  any other business as may properly come before the meeting.

    Internap Network Services' board of directors has unanimously approved the reorganization and recommends that you vote "for" the reorganization, the ratification of the selection of the accountants and the election of the nominees for director.

    See "Risk Factors" beginning on page 22 of Internap Network Services' Annual Report on Form 10-K for the year ended December 31, 2000, as amended, for a discussion of potential risks associated with owning Internap Corporation common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

    Internap Network Services is first mailing this proxy statement/prospectus dated      , 2001 and the forms of proxy on or about      , 2001.

Executive Compensation	29
Compensation of directors	29
Compensation of executive officers	29
Employment Agreements and Change in Control	31
Report of the Compensation Committee of the Board of Directors on Executive Compensation	31
Executive officer compensation	31
Compensation of Internap Network Services' Chief Executive Officer	32
Compensation committee members	33
Compensation committee interlocks and insider participation	33
Change of control arrangements in equity incentive plans	33
Performance measurement comparison	34
Report of the Audit Committee of the Board of Directors	35
Audit committee members	35
Audit fees	35
Financial information systems design and implementation fees	35
All other fees	35
Certain Relationships and Transactions	35
Section 16(a) Beneficial Ownership Reporting Compliance	37
Experts	37
Legal Matters	37
Documents Incorporated By Reference	38
Where You Can Find More Information	38
Other Business	39
Appendix A – Agreement and Plan of Merger and Reorganization	A-1
Appendix B – Articles of Incorporation of Internap Corporation	B-1
Appendix C – The Revised Code of Washington – Chapter 23B.13 – Dissenters' Rights	C-1
Appendix D – Internap Network Services Corporation Amended and Restated Charter of the Audit Committee	D-1

SUMMARY

    The following summary highlights the key information relating to the holding company reorganization proposal presented in this proxy statement/prospectus. It does not contain all information about the holding company reorganization proposal. You should read this summary in conjunction with the more detailed information presented in the proxy statement/prospectus.

Internap Network Services Corporation:	Internap Network Services is a leading provider of high performance Internet connectivity services targeted at businesses seeking to maximize the performance of mission-critical Internet-based applications. Customers connected to one of Internap Network Services' service points have their data optimally routed to and from destinations on the Internet using Internap Network Services' overlay network, which analyzes the traffic situation on the multiplicity of networks that comprise the Internet and delivers mission-critical information and communications faster and more reliably. Use of Internap Network Services' overlay network results in lower instances of data loss and greater quality of service than services offered by conventional Internet connectivity providers. Internap Network Services is a Washington corporation incorporated in 1996. Its principal executive offices are located at 601 Union Street, Suite 1000, Seattle, Washington 98101, and its telephone number is (206) 441-8800. Internap Network Services maintains a web site at www.internap.com.
Internap Corporation:
Internap Corporation, a wholly-owned subsidiary of Internap Network Services, was incorporated in Washington in February 2001. If the shareholders of Internap Network Services approve the holding company reorganization, Internap Corporation will become a holding company whose principal asset will be all of the outstanding shares of Internap Network Services capital stock, and it will also own all the outstanding interests in Internap Network Services' subsidiaries.
Internap Acquisition Co.:
Internap Acquisition is a Washington corporation organized as a wholly-owned subsidiary of Internap Corporation in February 2001. Internap Acquisition's sole purpose is to merge into Internap Network Services to facilitate the holding company reorganization. Internap Acquisition will disappear after the reorganization.

The Holding Company Reorganization:
Upon approval of the shareholders of Internap Network Services, the holding company reorganization will be effected pursuant to the terms of the agreement and plan of merger and reorganization by and among Internap Corporation, Internap Acquisition and Internap Network Services. Upon consummation of the reorganization, Internap Network Services will become a wholly-owned subsidiary of Internap Corporation and each outstanding share of Internap Network Services common stock will be converted into the right to receive one share of Internap Corporation common stock. Internap Corporation's shares will be listed on the Nasdaq National Market System under the symbol "INAP," which is the same market and symbol currently used by Internap Network Services, immediately following the reorganization. The reorganization is subject to approval by Internap Network Services' shareholders. Internap Network Services anticipates implementing the reorganization immediately after obtaining such approval at its annual meeting.
Reasons for the Holding Company Reorganization:
The principal reasons for the holding company reorganization are to provide Internap Network Services greater operational and administrative flexibility, broaden the alternatives available to it for future financing and provide a framework that can better accommodate future acquisitions, diversification and expansion than its current corporate structure.
Management of Internap Corporation after the Holding Company Reorganization:
Internap Network Services' present directors and executive officers will continue to be its directors and executive officers following the holding company reorganization and will also become the initial directors and executive officers of Internap Corporation.
Rights of Internap Corporation Shareholders:
The rights of Internap Corporation's shareholders will be governed by Internap Corporation's articles of incorporation and bylaws, which are identical to Internap Network Services' articles of incorporation and bylaws. The capital structure of Internap Corporation after the holding company reorganization will be identical to Internap Network Services' capital structure immediately prior to the reorganization.

Federal Tax Consequences:
In the opinion of Cooley Godward LLP, Internap Network Services' tax counsel, no gain or loss will be recognized by Internap Corporation, shareholders of Internap Network Services who receive solely stock, or Internap Network Services under federal income tax laws as a result of implementation of the holding company reorganization. Internap Network Services' shareholders who properly exercise dissenters' rights and receive cash will generally recognize gain or loss.
Availability of Dissenters' Rights:
Holders of Internap Network Services' common stock have dissenters' rights, which may entitle them to receive cash for their shares if they dissent from the holding company reorganization proposal. In order to perfect dissenters' rights, you will be required to follow the procedure outlined in the section called "Rights of dissenting shareholders" on page 16 of this proxy statement/prospectus.
Vote Required to Approve the Holding Company Reorganization:
The holding company reorganization proposal must be approved by the vote of the holders of at least a majority of the outstanding shares of Internap Network Services common stock. To date, no shareholders have committed, nor notified Internap Network Services of their intention, to vote in favor of the reorganization. Internap Network Services may be unable to obtain the necessary votes to approve the holding company reorganization.

THE ANNUAL MEETING

INFORMATION CONCERNING SOLICITATION AND VOTING

General

    Internap Network Services is soliciting proxies on behalf of its board of directors, for use at its annual meeting of shareholders on July 10, 2001, at 9:00 a.m. local time, or at any adjournment or postponement of the annual meeting. The annual meeting will be held at the Renaissance Madison Hotel, 515 Madison Street, Seattle, Washington. Internap Network Services intends to mail this proxy statement/prospectus and accompanying proxy card on or about            , 2001 to all shareholders entitled to vote at the annual meeting.

Solicitation

    Internap Network Services will bear the entire cost of solicitation of proxies, including the costs of preparing, assembling, printing and mailing this proxy statement/prospectus, the proxy card and any additional information furnished to shareholders. Internap Network Services will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of its common stock beneficially owned by others to forward to such beneficial owners. Internap Network Services may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Internap Network Services has engaged W.F. Doring & Co., Inc., a professional proxy solicitation firm, to solicit proxies on its behalf and anticipates the cost of those services will be $6,000. Internap Network Services may supplement the original solicitation of proxies by mail, by telephone, telegram or personal solicitation by its directors, officers or other regular employees. Internap Network Services will not pay any additional compensation to directors, officers or other regular employees for such services.

Voting rights and outstanding shares

    Only holders of record of Internap Network Services common stock at the close of business on May 1, 2001 will be entitled to notice of and to vote at the annual meeting. At the close of business on May 1, 2001, Internap Network Services had outstanding and entitled to vote 150,239,796 shares of common stock.

    Each holder of record of Internap Network Services common stock on May 1, 2001 will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

    In connection with Proposal 1, the merger and reorganization will be approved if it receives the affirmative vote of a majority of the outstanding shares of common stock at the annual meeting. Abstentions and broker non-votes will count as a vote against Proposal 1. Proposal 2 will be approved if it receives the affirmative vote of a majority of the votes cast on such matter, present in person or represented by proxy at the annual meeting. In connection with Proposal 3, the nominees for election as directors who receive the greatest number of votes cast, present in person or represented by proxy at the annual meeting, will be elected as directors. Abstentions and broker non-votes will have no effect on the outcome of Proposals 2 and 3. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes.

Granting a proxy on the Internet

    You may grant a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares and to confirm your instructions have been recorded properly. If you grant a proxy to vote via the Internet, you should understand there may be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

  For shares registered in your name

    As a shareholder of record, you may go to http://www.voteproxy.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide the company number and control number contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

  For shares registered in the name of a broker or bank

    Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card.

    A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at http://www.bsg.adp.com.

  General information for all shares voted via the Internet

    Internap Network Services must receive votes submitted via the Internet by 8:00 a.m., Eastern Daylight Time on July 10, 2001. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Revocability of proxies

    If you grant a proxy pursuant to this solicitation you may revoke it at any time before it is voted. You may revoke your proxy by filing with Internap Network Services' Secretary at its principal executive office (Two Union Square, 601 Union Street, Suite 1000, Seattle, Washington 98101) a written notice of revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the meeting and voting in person; however, attendance at the meeting will not, by itself, revoke your proxy.

Shareholder proposals

    The deadline for submitting a shareholder proposal for inclusion in Internap Network Services' proxy statement and form of proxy or, if the reorganization proposal contained herein is approved, in Internap Corporation's proxy statement and form of proxy, for the 2002 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is            , 2002.

    Shareholders who intend to present a proposal at the 2002 annual meeting without inclusion of such proposal in the proxy materials are required to provide notice to Internap Network Services or Internap Corporation, as the case may be, no later than May 11, 2002.

PROPOSAL 1
FORMATION OF A HOLDING COMPANY

    The board of directors has voted to organize a holding company, Internap Corporation, which will acquire and own all of Internap Network Services' issued and outstanding capital stock. The principal reasons for adopting a holding company structure are to provide Internap Network Services greater operational and administrative flexibility, broaden the alternatives available for future financing and provide a corporate structure that can better accommodate future acquisitions, diversification and expansion.

    After the holding company reorganization, Internap Network Services will continue its operations as presently conducted under current management but will be a wholly-owned subsidiary of Internap Corporation. Internap Network Services has attached the form of agreement and plan of merger and reorganization regarding the reorganization as Appendix A to this proxy statement/prospectus. Internap Network Services' board of directors and the boards of directors of Internap Corporation and Internap Acquisition Co. and the other parties to the reorganization, may elect to abandon the reorganization at any time prior to consummation.

Reasons for the holding company reorganization

    The principal reasons for the reorganization are:

  Operational and administrative efficiency

    Internap Network Services believes the corporate separation afforded by a holding company structure will increase its ability to respond more efficiently to industry, market and the regulatory changes. As Internap Network Services expands its service and product offerings, it will be able to segregate more easily its different lines of business into separate subsidiaries, which it believes will provide greater flexibility in administration and allow these entities to focus more easily on a particular market, product or service. When new business opportunities arise, they can be operated as subsidiaries of Internap Corporation, thus maintaining the separation between Internap Network Services and those businesses. Internap Network Services believes this separation will help insulate it and its customers from the risks associated with other businesses. In addition, it will also be able to separate lines of business that are more heavily regulated from those that are subject to little or no regulation.

  Financing flexibility

    Internap Network Services anticipates that a holding company structure will permit the use of financing techniques that are more readily available to companies that hold a variety of diversified businesses under one corporate umbrella, without any impact on its capital structure. For example:

  •
  Internap Corporation, in addition to receiving dividends from Internap Network Services and other subsidiaries, will be able to obtain funds through its own debt or equity financings;

  •
  Internap Network Services will be able to obtain funds through its own financings, which may include the issuance of debt or preferred stock, as well as the issuance of additional shares of common stock to Internap Corporation; and

  •
  other entities within the holding company organization may obtain funds from Internap Corporation, affiliates other than Internap Network Services or their own outside financings.

    Of course, any such financings will depend on the financial and other conditions of the entities involved as well as market conditions. Internap Network Services cannot assure you that such financings will be available on terms favorable to Internap Corporation, its other affiliates or Internap Network Services, if at all.

  Framework for future acquisitions, diversification and expansion

    Internap Network Services believes the holding company structure will facilitate future expansion of its business by providing a more flexible structure for acquiring new businesses and technologies and will allow it more easily to expand geographically and to diversify its product and service offerings. After the reorganization, Internap Corporation will be able to integrate newly acquired businesses or technologies by combining them within its existing corporate structure or by creating new corporate entities to pursue or develop a particular business or technology. In addition, the use of separate subsidiaries to hold or acquire businesses that operate in foreign countries may reduce the amount of foreign regulation to which the corporate parent may be subject. You should note that the potential benefits of the reorganization may not be realized.

    On March 2, 2001, the directors of Internap Network Services unanimously approved the agreement and plan of merger and reorganization and the proposed reorganization and recommended that Internap Network Services' shareholders approve the agreement and plan of merger and reorganization and the proposed reorganization at the annual meeting.

Parties to the holding company reorganization

  Internap

    Internap Network Services is a leading provider of high performance Internet connectivity services targeted at businesses seeking to maximize the performance of mission-critical Internet-based applications. Customers connected to one of Internap Network Services' service points have their data intelligently routed to and from destinations on the Internet using its overlay network, which analyzes the traffic situation on the multiplicity of networks that comprise the Internet and delivers mission-critical information and communications faster and more reliably. Use of Internap Network Services' overlay network results in lower instances of data loss and greater quality of service than services offered by conventional Internet connectivity providers. Internap Network Services offers its Internet connectivity services at dedicated line speeds of 1.5 Megabits per second, or Mbps, to 622 Mbps. Internap Network Services is a Washington corporation. Its principal executive offices are located at 601 Union Street, Suite 1000, Seattle, Washington 98101, and its telephone number is (206) 441-8800. Internap Network Services maintains a web site at www.internap.com.

  Internap Corporation

    Internap Corporation has not engaged in any business since its incorporation in Washington in February 2001. After the reorganization, Internap Corporation will become a holding company whose principal asset will be all of the outstanding shares of Internap Network Services capital stock, and it will also own all the outstanding interests in Internap Network Services' subsidiaries. New businesses may also be operated as subsidiaries of, or as joint ventures or under other arrangements with, Internap Corporation's subsidiaries and their affiliates. Other than the agreement and plan of merger and reorganization, neither Internap Network Services nor Internap Corporation are currently parties to any material contracts with each other; however, Internap Network Services expects that, after the reorganization, Internap Corporation will use various services of Internap Network Services, including, without limitation:

  •
  facilities and equipment;

  •
  executive management;

  •
  administration;

  •
  accounting and finance;

  •
  communications;

  •
  purchasing;

  •
  billing;

  •
  information systems;

  •
  corporate secretarial; and

  •
  insurance.

    Internap Corporation will finance its operations, investments in its subsidiaries and various transactions that may be undertaken, including possible acquisitions of or investments in other assets or companies and repurchases of its common stock, from dividends and other distributions it receives from its subsidiaries, borrowings and the sale of equity or debt securities. As is the case under Internap Network Services' present corporate structure, you cannot be assured that the subsidiaries of Internap Corporation will have earnings or pay any dividends.

  Internap Acquisition

    Internap Acquisition is a Washington corporation organized in February 2001 as a wholly-owned subsidiary of Internap Corporation. Internap Acquisition's sole purpose is to merge into Internap Network Services to facilitate the holding company reorganization. Internap Acquisition will disappear after the reorganization.

Internap Network Services' management will continue after the holding company reorganization

    Internap Network Services' present directors and executive officers will continue to be its directors and executive officers following the holding company reorganization and will also become the initial directors and executive officers of Internap Corporation. In the future, Internap Network Services' directors and executive officers and the directors and executive officers of Internap Corporation may or may not be the same persons. Internap Corporation will initially have fewer than ten employees. In the future, Internap Corporation may employ additional officers and employees.

You will receive one share of Internap Corporation common stock for each share of Internap Network Services common stock you own

    When the holding company reorganization is accomplished, you will receive one share of Internap Corporation common stock for each share of Internap Network Services common stock you owned immediately prior to the reorganization. The conversion of shares of Internap Network Services common stock will occur without an exchange of certificates. Following the reorganization, certificates formerly representing Internap Network Services common stock will represent shares of Internap Corporation common stock. Therefore, you will not need to exchange your share certificates in order to become shareholders of Internap Corporation, and Internap Network Services asks that you not surrender your certificates. If Internap Network Services determines that an exchange is advisable in the future, you will be notified at that time and instructed as to proper procedures to exchange your certificates.

Dividends

    Following the holding company reorganization, former holders of Internap Network Services common stock will hold Internap Corporation common stock and will receive dividends on Internap Corporation common stock when, as and if declared by Internap Corporation's board of directors. Internap Network Services has never declared nor paid any cash dividends on its capital stock, and does not anticipate that Internap Corporation will pay any cash dividends in the foreseeable future.

Any dividends paid on Internap Network Services capital stock after the reorganization will be paid to Internap Corporation.

Description of Internap Corporation's capital stock

    The articles of incorporation of Internap Corporation, which are attached as Appendix B to this proxy statement/prospectus, authorize capital stock consisting of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. The following description of Internap Corporation capital stock does not purport to be complete and is subject to and qualified in its entirety by its articles of incorporation and bylaws and by the applicable provisions of Washington law.

  Common stock

    The holders of Internap Corporation common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to Internap Corporation's common stock. Immediately after the reorganization, the number of shares of Internap Corporation's common stock outstanding will be equal to the number of shares of Internap Network Services common stock outstanding immediately prior to the reorganization. As of February 28, 2001, Internap Network Services had 149,280,989 shares of common stock outstanding.

  Preferred stock

    Internap Corporation has authorized 10,000,000 shares of undesignated preferred stock. There are no shares of preferred stock outstanding. The board of Internap Corporation has the authority, without further action by shareholders, to issue the preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of Internap Corporation common stock. The issuance of preferred stock could adversely affect the voting power of holders of Internap Corporation's common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of Internap Corporation common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control over Internap Corporation's board of directors or senior management.

  Warrants

    Immediately after the holding company reorganization, any outstanding warrants to purchase Internap Network Services' common stock will automatically be converted into warrants to purchase the common stock of Internap Corporation. As of February 28, 2001, warrants to purchase an aggregate of 968,046 shares of common stock were outstanding at an exercise price of $.30 per share, warrants to purchase an aggregate of 155,666 shares of common stock were outstanding at an exercise price of $10.00 per share, warrants to purchase an aggregate of 537,634 shares of common stock were outstanding at an exercise price of $13.95 per share and warrants to purchase an aggregate of 20,000 shares of common stock were outstanding at an exercise price of $26.88 per share. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

  Registration rights

    At the effective time of the holding company reorganization, Internap Corporation intends to assume all obligations Internap Network Services has under existing registration rights agreements. Currently, certain shareholders, including holders of shares issuable upon exercise of warrants, or their permitted transferees, may be entitled to "piggyback" registration rights with respect to the registration of such shares under the Securities Act. In addition, Internap Network Services may be required to prepare and file a registration statement under the Securities Act at its expense if requested to do so by certain holders of the registrable shares, provided the reasonably expected aggregate offering price will equal or exceed $5,000,000 and subject to certain other conditions and limitations. Further, holders of registrable securities may require Internap Network Services to file additional registration statements on Form S-3, subject to certain conditions and limitations.

    Internap Network Services is required to bear substantially all costs incurred in connection with any of the registrations described above, other than underwriting discounts and commissions. The registration rights described above could result in substantial future expenses and adversely affect any future equity or debt offerings.

    Immediately after the reorganization, holders of shares of Internap Network Services common stock other than "affiliates" of Internap Corporation or of Internap Network Services will hold freely tradable, unrestricted shares of Internap Corporation common stock. As a result, Internap Network Services does not expect that, as a practical matter, holders of registration rights other than affiliates will exercise such rights with respect to shares of Internap Corporation common stock. As of February 28, 2001, Internap Network Services affiliates held 18,465,532 registrable shares. See "Resales of Internap Corporation common stock."

Anti-takeover effects of certain provisions of Internap Corporation's articles of incorporation and bylaws and of Washington law

  Preferred stock

    Internap Corporation's board of directors has authority under its articles of incorporation, without shareholder approval, to issue preferred stock with rights superior to the rights of the holders of its common stock. As a result, Internap Corporation's board could issue preferred stock quickly and easily, which could adversely affect the rights of holders of its common stock and which Internap Corporation's board of directors could issue with terms calculated to delay or prevent a change in control or make removal of management more difficult.

  Election and removal of directors

    Internap Corporation's articles of incorporation provide for the division of its board of directors into three classes, as nearly as equal in number as possible. The directors in each class serve for a term of up to three years and one class is elected each year by its shareholders. The Class II term expires at the annual meeting of shareholders to be held in 2001; the Class III term expires at the annual meeting of shareholders to be held in 2002; and the Class I term expires at the annual meeting of shareholders to be held in 2003. At each annual meeting of shareholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of Internap Corporation's board of directors.

  Shareholder meetings

    Internap Corporation's bylaws provide that, except as otherwise required by law or by its articles of incorporation, special meetings of the shareholders can only be called pursuant to a resolution adopted by Internap Corporation's board of directors, chairman of the board or president. These provisions of Internap Corporation's articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce Internap Corporation's vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging tender offers for Internap Corporation's shares. Such provisions also may have the effect of preventing changes in Internap Corporation's management.

    In addition, under Internap Corporation's articles of incorporation, the approval of only a majority of its outstanding capital stock is required to effect certain fundamental corporate changes. This provision could make it easier for a potential acquirer to obtain the shareholder votes necessary to effect certain corporate combinations with Internap Corporation.

    Washington law also imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19.040 of the Washington Business Corporation Act, or WBCA, prohibits a "target corporation," with certain exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things:

  •
  a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  •
  termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

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  allowing the acquiring person to receive any disproportionate benefits as a shareholder.

    After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. These provisions may have the effect of delaying, deferring or preventing a change in control of Internap Corporation's board of directors or senior management.

Transfer agent

    The transfer agent and registrar for the shares of Internap Corporation common stock is American Stock Transfer & Trust Company.

Material U.S. federal income tax considerations

    The following discussion summarizes the material federal income tax considerations of the holding company reorganization that are generally applicable to holders of Internap Network Services common stock. This discussion assumes that holders of Internap Network Services common stock hold such shares as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or "Code," existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Internap Corporation, Internap Network Services' shareholders or Internap Network Services as described herein.

    You should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, financial institutions, insurance companies or tax-exempt organizations, who are subject to the alternative minimum tax provisions of the Code, who are non-United States persons, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or, who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction or whose shares are qualified small business stock for purposes of section 1202 of the Code. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the holding company reorganization (whether or not such transactions are in connection with the reorganization).

    Internap Network Services expects that, for federal income tax purposes, the holding company reorganization will be treated as a reorganization within the meaning of Section 368 of the Code and thus will be tax-free to the holders of Internap Network Services common stock, to Internap Corporation and to Internap Network Services. However, because tax matters are complicated, and tax results may vary among shareholders, Internap Network Services urges you to contact your own tax advisor to understand fully how the reorganization will affect you. Neither Internap Network Services nor Internap Corporation have requested, or will request, a ruling from the IRS with regard to any of the federal income tax consequences of the reorganization.

    Subject to the limitations and qualifications referred to herein and in the tax opinion attached as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part, it is the opinion of our tax counsel, Cooley Godward LLP that:

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  the holding company reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code;

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  neither Internap Corporation nor Internap Network Services will recognize any gain or loss solely as a result of the reorganization;

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  no gain or loss will be recognized for federal income tax purposes by Internap Network Services' shareholders upon the receipt of Internap Corporation common stock solely in exchange for Internap Network Services common stock in the reorganization (except to the extent, if any, of cash received in lieu of fractional shares);

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  a shareholder who receives cash in lieu of a fractional share will recognize capital gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share and the amount of cash received;

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  the aggregate tax basis of the Internap Corporation common stock so received by each of Internap Network Services' shareholders in the reorganization (including any fractional share of Internap Corporation common stock not actually received) will be the same as the aggregate tax basis of Internap Network Services common stock surrendered by such shareholder in exchange therefor; and

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  the holding period of Internap Corporation common stock so received by each shareholder in the reorganization will include the period for which Internap Network Services common stock surrendered in exchange therefor was considered to be held, provided that Internap Network Services common stock so surrendered is held as a capital asset at the effective time.

    A shareholder who properly exercises dissenters' rights under any applicable law with respect to a share of Internap Network Services common stock and receives payments for such stock in cash should recognize capital gain or loss (if such stock was held as a capital asset at the effective time of the reorganization) measured by the difference between the amount of cash received and the shareholder's basis in such share, provided such payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (effectively, a "dividend equivalent transaction"). A sale of Internap Network Services' shares incident to an exercise of dissenters' rights will generally not be a dividend equivalent transaction if, as a result of such exercise, the dissenting shareholder owns no shares of Internap Corporation common stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the reorganization. Neither Internap Corporation nor Internap Network Services will recognize gain solely as a result of the reorganization.

    A successful IRS challenge to the holding company reorganization status of the reorganization would result in significant adverse tax consequences to Internap Network Services' shareholders. A shareholder would recognize gain or loss with respect to each share of Internap Network Services common stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the effective time, of the Internap Corporation common stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Internap Corporation common stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the closing date.

    Even if the holding company reorganization qualifies as a reorganization within the meaning of Section 368 of the Code, a recipient of Internap Corporation common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the shares of our common stock surrendered. In addition, to the extent that a shareholder was treated as receiving (directly or indirectly) consideration other than Internap Corporation common stock in exchange for such shareholder's shares of Internap Network Services capital stock, gain, if any, would have to be recognized.

    The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the holding company reorganization. Thus, holders of Internap Network Services common stock are urged to consult their own tax advisors as to the specific tax consequences to them of the reorganization, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effects of any proposed changes in the tax laws.

    Each of Internap Network Services' shareholders will be required to retain records and file with such shareholder's U.S. federal income tax return a statement setting forth certain facts relating to the holding company reorganization.

Anticipated accounting treatment

    The holding company reorganization will not result in a change in control of Internap Network Services. Accordingly, under generally accepted accounting principles, the assets and liabilities transferred will be accounted for at historical cost in a manner similar to a pooling of interests. Therefore, no pro forma statements of Internap Corporation showing the effect of the reorganization are included in this proxy/prospectus.

Internap Corporation will not assume any of Internap Network Services' indebtedness in the holding company reorganization

    All of Internap Network Services' indebtedness outstanding before the holding company reorganization will remain its indebtedness and will not be guaranteed or assumed by Internap Corporation.

Regulatory matters

  Antitrust

    The holding company reorganization is not subject to the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. However, the Federal Trade Commission or the Antitrust Division of the United States Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking to cause divestiture of significant assets of Internap Network Services or Internap Corporation or their subsidiaries. Internap Network Services cannot assure you that no one will challenge the reorganization on antitrust grounds, or, if such challenge is made, what the result would be.

  Filing with the Washington Secretary of the State

    Articles of merger must be filed with the Washington Secretary of State.

  Governmental and regulatory approvals

    Other than compliance with the federal securities laws and applicable securities laws of the state of Washington, neither Internap Corporation nor Internap Network Services are aware of any governmental or regulatory approvals required for consummation of the holding company reorganization.

Rights of dissenting shareholders

    A shareholder who properly follows the procedures for dissenting and demanding payment for his or her common stock pursuant to Chapter 23B.13 of the WBCA (as summarized below) may be entitled to receive in cash the "fair value" of his or her common stock in lieu of the consideration provided in the holding company reorganization. The "fair value" of a dissenting shareholder's shares will be the value of such shares immediately prior to the effective time of the reorganization, excluding any appreciation or depreciation in anticipation of the reorganization, unless exclusion would be inequitable. The "fair value" could be more than, equal to or less than the value of the consideration the shareholder would have received pursuant to the reorganization if the shareholder had not dissented. In the event Internap Network Services and the dissenting shareholder cannot agree on the "fair value" of the dissenter's common stock, "fair value" may ultimately be determined by a court in an appraisal proceeding.

    A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if the following conditions are satisfied:

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  the beneficial shareholder submits to Internap Network Services the record shareholder's written consent to dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

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  the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

    To properly exercise dissenters' rights with respect to the holding company reorganization, a holder of Internap Network Services common stock must take the following steps:

  Step 1: Deliver written notice of intent to demand payment

    In order to properly exercise dissenters' rights, a dissenting shareholder must deliver written notice to Internap Network Services prior to the formal shareholder vote on the holding company reorganization. The notice must state that the shareholder intends to demand payment of fair value of his or her shares if the reorganization is effected. Written objections to the reorganization by holders of Internap Network Services common stock should be addressed to Internap Network Services' Secretary at 601 Union Street, Suite 1000, Seattle, Washington 98101.

  Step 2: Vote against or abstain from voting on the holding company reorganization

    Any shareholder who wishes to dissent from the holding company reorganization, and who executes and returns a proxy on the accompanying form must specify that such shareholder's shares are to be voted against the reorganization or such shareholder must abstain from voting such shareholder's shares in favor of the reorganization. If the shareholder returns a proxy without voting instructions, such shareholder's shares will automatically be voted in favor of the reorganization, and the shareholder will lose any dissenters' rights. Similarly, if the shareholder returns a proxy with instructions to vote in favor of the reorganization, the shareholder will lose any dissenters' rights.

  Step 3: Timely deliver a demand for payment

    Within ten days after the effective time of the holding company reorganization, Internap Network Services will send a written dissenters' notice to each shareholder who satisfied the requirements of the first two steps described above, which will include the following information:

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  where the payment demand must be sent;

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  a form of payment demand that includes the date of the first announcement to the news media or to shareholders of the terms of the reorganization and requires the person asserting dissenters' rights to certify whether or not such person acquired beneficial ownership of the shares before that date;

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  the date by which Internap Network Services must receive the payment demand, which date may not be less than 30 or more than 60 days after the dissenters' notice is delivered;

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  where and when Internap Network Services common stock share certificates must be deposited;

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  the extent to which transfer of uncertificated shares, if any, will be restricted after the payment demand is received; and

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  a copy of Chapter 23B.13 of the WBCA.

    In order to exercise dissenters' rights, the demand for payment must be properly completed and returned to Internap Network Services, along with the shareholder's common stock certificates, within the deadline set forth in the dissenter notice.

  Step 4: Accept or timely reject payment by us

    Within 30 days after the later of the effective time of the holding company reorganization or the date the payment demand is received, Internap Network Services will pay each dissenter who complies with the above conditions the amount that Internap Network Services estimates to be the fair value of the dissenter's shares, plus accrued interest. The payment must be accompanied by the following:

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  Internap Network Services' balance sheet as of the end of the fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

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  an explanation of how Internap Network Services estimated the fair value of the shares and how the interest was calculated;

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  a statement of dissenters' rights; and

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  a copy of Chapter 23B.13 of the WBCA.

    Notwithstanding the foregoing, with respect to shares acquired after the date of the first announcement to the news media or to shareholders of the terms of the holding company reorganization, Internap Network Services may elect to withhold payment of the fair value of the dissenter's shares plus accrued interest, and, in such event, Internap Network Services will estimate after the effective time the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand.

    A dissenter may notify Internap Network Services in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and demand payment of the dissenter's estimate, less any payment made, or, with respect to after-acquired shares for which Internap Network Services elected to withhold payment, reject Internap Network Services' offer of the fair value determined for such shares and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due if:

  •
  the dissenter believes that the amount paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

  •
  Internap Network Services fails to make payment within 60 days after the date set for demanding payment; or

  •
  the reorganization is not effected, and Internap Network Services does not return the deposited share certificates or release the transfer restrictions imposed on the uncertificated shares within 60 days after the date set for demanding payment.

    A dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies Internap Network Services of his or her demand in writing within 30 days after Internap Network Services makes or offers payment for the dissenter's shares.

    If a demand for payment remains unsettled, Internap Network Services will commence a proceeding in the Superior Court of King County, Washington within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Internap Network Services does not commence such proceeding within the 60-day period, Internap Network Services must pay each dissenter whose demand remains unsettled the amount demanded.

    Internap Network Services will make all dissenters whose demands remain unsettled, whether or not residents of the state of Washington, parties to the proceeding and serve them with a copy of the petition. Internap Network Services may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of Internap Network Services, complied with the provisions of Chapter 23B.13. If the court determines that such shareholder has not complied with the provisions of Chapter 23B.13, the shareholder shall be dismissed as a party. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by Internap Network Services or for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which Internap Network Services elected to withhold payment.

    The procedures set forth in Chapter 23B.13 must be followed exactly or dissenters' rights may be lost. Any shareholder contemplating the exercise of dissenters' rights is urged to review the full text of Chapter 23B.13, a copy of which is attached to this proxy statement/prospectus as Appendix C.

Resales of Internap Corporation common stock

    The issuance of shares of Internap Corporation common stock to holders of Internap Network Services common stock in the holding company reorganization has been registered under the Securities Act of 1933, as amended. As a result, the shares of Internap Corporation common stock issued in the reorganization may be traded freely without restrictions by those shareholders not deemed to be "affiliates" of Internap Network Services or Internap Corporation as that term is defined under the Securities Act. An affiliate of Internap Network Services or Internap Corporation, as defined by the rules promulgated pursuant to the Securities Act, is a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Internap Network Services or Internap Corporation. Any subsequent transfer of such shares, however, by any person who is an affiliate of Internap Network Services at the time the reorganization is submitted for a vote of Internap Network Services' shareholders, or who will be an affiliate of Internap Corporation after the reorganization, will under existing law, require either (i) the further registration under the Securities Act of the shares of Internap Corporation to be transferred, (ii) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration. The foregoing restrictions are expected to apply to Internap Network Services' directors and executive officers and the holders of 10% or more of Internap Network Services common stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations or other entities in which any such person has a 10% or greater beneficial or equity interest). Stock transfer instructions will be given by Internap Corporation to the transfer agent with respect to the Internap Corporation stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended.

Conditions to the holding company reorganization

    Internap Network Services' obligation to complete the holding company reorganization is conditioned upon the approval and adoption of the agreement and plan merger and reorganization by its shareholders and by Internap Corporation as the sole shareholder of Internap Acquisition. Internap Network Services cannot assure you, however, that it will obtain the votes necessary to implement the reorganization. No material governmental approvals are needed to complete the reorganization.

Effective time of the holding company reorganization

    The holding company reorganization will become effective upon the filing of articles of merger with the Washington Secretary of State. It is anticipated that this filing will be made as soon as practicable following the satisfaction of the condition of Internap Network Services' obligation to complete the reorganization. Internap Network Services has the right to defer this filing and the completion of the reorganization for any period of time that it deems to be appropriate, although Internap Network Services presently intends to complete the reorganization as soon as practicable.

Amending the holding company reorganization agreement

    The agreement and plan of merger and reorganization may be amended at any time before the reorganization becomes effective by a written instrument approved by Internap Network Services' board of directors and executed by all of the parties to the agreement and plan of merger and reorganization. However, after the approval and adoption of the agreement and plan of merger and reorganization by Internap Network Services' shareholders, no such amendment may in the judgment of Internap Network Services' board of directors, materially and adversely affect the rights of Internap Network Services' shareholders, unless the agreement and plan of merger and reorganization, as amended, is resubmitted to and approved and adopted by Internap Network Services' shareholders.

The holding company reorganization may be abandoned at any time

    The agreement and plan of merger and reorganization will terminate and the holding company reorganization will be abandoned if the holders of a majority of the outstanding shares of Internap Network Services common stock do not vote to approve and adopt the agreement and plan of merger and reorganization at the annual meeting. In addition, Internap Network Services' board of directors has the right to terminate the agreement and plan of merger and reorganization and abandon the reorganization, whether or not Internap Network Services' shareholders have approved and adopted the agreement and plan of merger and reorganization or the other conditions have been satisfied, although Internap Network Services' board has no present intention to do so.

Stock options and employee benefit plans

  Stock options

    At the effective time of the holding company reorganization, all outstanding options with respect to Internap Network Services common stock under its option plans shall be converted into and become rights with respect to Internap Corporation common stock, and Internap Corporation shall assume each such option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the effective time of the reorganization:

  •
  each option assumed by Internap Corporation may be exercised solely for shares of Internap Corporation common stock;

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  the number of shares of Internap Corporation common stock subject to each such option shall be equal to the number of shares of Internap Network Services common stock subject to such option immediately prior to the effective time of the reorganization;

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  the per share exercise price under each such option assumed by Internap Corporation shall be the per share exercise price of each option so assumed; and

  •
  any restriction on the exercise of any such option assumed by Internap Corporation shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such option shall otherwise remain unchanged.

  Other employee benefit plans

    Pursuant to the terms of the holding company reorganization, all shares of Internap Network Services common stock held under its stock purchase and other employee benefit plans will be automatically exchanged for an equal number of shares of Internap Corporation common stock.

  Benefit plan amendments

    Internap Network Services' stock options plans and other employee benefit plans will be amended so they may be assumed by Internap Corporation. From and after the effective time of the holding company reorganization, the plans shall continue in effect upon the same terms and conditions as were in effect immediately prior to the effective time of the reorganization. Approval of the reorganization by Internap Network Services' shareholders will also be considered approval of the amendment to each of the stock option plans and other employee benefit plans.

No exchange of certificates

    If the holding company reorganization is implemented, it will not be necessary for holders of Internap Network Services common stock to exchange their existing stock certificates for certificates of Internap Corporation common stock. The certificates that represent shares of Internap Network Services common stock outstanding immediately before the implementation of the reorganization will automatically represent an equal number of shares of Internap Corporation common stock immediately after the implementation and will no longer represent Internap Network Services common stock. Thereafter, new certificates bearing the name of Internap Corporation will be issued if and as certificates representing shares of Internap Network Services common stock, outstanding immediately before the implementation of the reorganization, are presented for exchange or transfer.

Listing of Internap Corporation common stock

    Internap Corporation is applying to have Internap Corporation common stock listed on the Nasdaq National Market System to trade under the symbol "INAP." Internap Network Services expects that such listing will become effective when the holding company reorganization is implemented and that quotations will be carried in newspapers as they have been for Internap Network Services common stock. Following implementation of the reorganization, Internap Network Services common stock will no longer trade on any stock exchange or automated quotation system.

Recent developments

    During the first quarter of 2001, Internap Network Services' stock price declined to a historical low and Internap Network Services began experiencing larger than expected customer attrition. As a result, Internap Network Services revised its financial projections which included significant budgeted cost reductions. Further, on February 28, 2001, executive management and the board of directors of Internap Network Services agreed on a restructuring plan, which included the termination of core collocation development personnel as well as plans to eliminate the build out of some undeveloped collocation facility leases. As part of this restructuring plan, Internap Network Services laid off a total of 127 employees in management and administration.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE HOLDING COMPANY REORGANIZATION

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    Internap Network Services' board of directors has selected PricewaterhouseCoopers LLP as Internap Network Services' independent accountants for each of the fiscal years ending December 31, 2001 and 2002 and has further directed that management submit the selection of independent accountants for ratification by the shareholders at the annual meeting. PricewaterhouseCoopers LLP has audited Internap Network Services' financial statements since its inception in 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Shareholder ratification of the selection of PricewaterhouseCoopers LLP as Internap Network Services' independent accountants is not required by the Internap Network Services' bylaws or otherwise. However, the board of directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee and the board of directors will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee and the board or directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of Internap Network Services and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
ELECTION OF DIRECTORS

    Internap Network Services' amended and restated articles of incorporation and bylaws provide that its board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board of directors may be filled by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    Internap Network Services' board of directors is presently composed of six members with one vacancy. There are two directors currently in the class whose terms of office expire in 2001, which is designated as Class II. Both of these directors will stand as nominees for election to Class II at the annual meeting. The nominees for election to Class II are current Internap Network Services' directors who were previously elected by the shareholders. If elected at the annual meeting, each nominee would serve until the 2004 annual meeting and until his successor is elected and has been qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes cast that are present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the nominees named below. Should these nominees be unavailable for election as a result of an unexpected occurrence, these shares will be voted for the election of substitute nominees proposed by management. The persons nominated for election to Class II have agreed to serve if elected, and management has no reason to believe they will be unable to serve.

Nominees for election for a three-year term expiring at the 2004 annual meeting

    Fredric W. Harman (age 40) has served as a director of Internap Network Services since January 1999. Since 1994, Mr. Harman has served as a Managing Member of the General Partners of venture capital funds affiliated with Oak Investment Partners. Mr. Harman served as a General Partner of Morgan Stanley Venture Capital, L.P. from 1991 to 1994. Mr. Harman serves as a director of Avenue A, Inktomi Corporation, Primus Knowledge Solutions, Quintus Corporation and several privately held companies. Mr. Harman holds a Bachelor of Science degree and a Master degree in electrical engineering from Stanford University and a Master of Business Administration from Harvard University.

    Kevin L. Ober (age 39) has served as a director of Internap Network Services since October 1997. From February 2000 to the present Mr. Ober has been involved in various business activities including sitting on the boards of several start-up companies including PictureIQ and HealthRadius. From November 1993 to January 2000 Mr. Ober was a member of the investment team at Vulcan Ventures Inc. Prior to working at Vulcan Ventures, Mr. Ober served in various positions at Conner Peripherals, Inc., a computer hard disk drive manufacturer. Mr. Ober holds a Master of Business Administration from Santa Clara University and Bachelor of Science degree in business administration from St. John's University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEES.

Directors continuing in office until the 2002 annual meeting

    Eugene Eidenberg (age 61) has served as a director and chairman of Internap Network Services since November 1997. Mr. Eidenberg has been a Managing Director of Granite Venture Associates LLC since 1999 and has served as a Principal of Hambrecht & Quist Venture Associates since 1998 and was an advisory director at the San Francisco investment banking firm of Hambrecht & Quist from 1995 to 1998. Mr. Eidenberg served for 12 years in a number of senior management positions with MCI Communications Corporation. His positions at MCI included Senior Vice President for Regulatory and Public Policy, President of MCI's Pacific Division, Executive Vice President for Strategic Planning and Corporate Development and Executive Vice President for MCI's international businesses. Mr. Eidenberg is currently a director of AAPT Ltd. and several private companies. Mr. Eidenberg holds a Ph.D. and a Master of Arts degree from Northwestern University and a Bachelor of Arts degree from the University of Wisconsin.

    William J. Harding (age 53) has served as a director of Internap Network Services since January 1999. Dr. Harding is a General Partner of Morgan Stanley Dean Witter Venture Partners located in Menlo Park, California. He joined Morgan Stanley Dean Witter & Co., Inc. in October 1994. Dr. Harding is currently a Director of Commerce One, Inc. and several private companies. Prior to joining Morgan Stanley Dean Witter, Dr. Harding was a General Partner of several venture capital partnerships affiliated with J.H. Whitney & Co. Previously, Dr. Harding was associated with Amdahl Corporation from 1976 to 1985, serving in various technical and business development roles. Prior to Amdahl, Dr. Harding held several technical positions with Honeywell Information Systems. Dr. Harding holds a Bachelor of Science in Engineering Mathematics and a Master of Science in Systems Engineering from the University of Arizona, and a Ph.D. in Engineering from Arizona State University. Dr. Harding served as an officer in the Military Intelligence Branch of the United States Army Reserve.

    Anthony C. Naughtin (age 45) founded Internap Network Services and has served as its Chief Executive Officer and President since May 1996. Mr. Naughtin has also served as a director since October 1997. Prior to founding Internap Network Services, he was vice president for commercial network services at ConnectSoft, Inc., an Internet and e-mail software developer, from May 1995 to May 1996. From February 1992 to May 1995, Mr. Naughtin was the director of sales at NorthWestNet, an NSFNET regional network. Mr. Naughtin has served as a director of Fine.com International Corp., a services-computer processing and data preparation company since December 1996. Mr. Naughtin holds a Bachelor of Arts in communications from the University of Iowa and is a graduate of the Creighton School of Law.

Director continuing in office until the 2003 annual meeting

    Robert D. Shurtleff, Jr. (age 46) has served as a director of Internap Network Services since January 1997. In 1999, Mr. Shurtleff founded S.L. Partners, a strategic consulting group focused on early stage companies. From 1988 to 1998, Mr. Shurtleff held various positions at Microsoft Corporation, including Program Management and Development Manager and General Manager. Mr. Shurtleff is currently a director of four private companies and also serves on technical advisory boards of several private companies and venture capital firms. Prior to working at Microsoft Corporation, Mr. Shurtleff worked at Hewlett Packard Company from 1979 to 1988. Mr. Shurtleff holds a Bachelor of Arts degree in computer science from the University of California at Berkeley.

Board committees and meetings

    During the fiscal year ended December 31, 2000, the board of directors held 10 meetings and acted by unanimous written consent six times. The board of directors has an audit committee and a compensation committee.

    The audit committee meets with our independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the board of directors the independent accountants to be retained; oversees the independence of the independent accountants; evaluates the independent accountants' performance; and receives and considers the independent accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The audit committee is composed of three directors: William J. Harding, Fredric W. Harman and Kevin L. Ober. The audit committee held four meetings during the fiscal year. All members of Internap Network Services' audit committee are independent as independence is defined in Rule 4200(a)(15) of the NASD listing standards. The audit committee has adopted a written audit committee charter that is attached as Appendix D. A report of the audit committee is included later in this proxy statement/prospectus.

    The compensation committee reviews and recommends to the board of directors the compensation and benefits of all Internap Network Services' officers and establishes and reviews general policies relating to compensation and benefits for Internap Network Services' employees. The compensation committee consists of two nonemployee directors: Kevin L. Ober and Robert D. Shurtleff, Jr. The compensation committee held two meetings during the fiscal year and acted by unanimous written consent 124 times. A report of the compensation committee is included later in this proxy statement/prospectus.

    During the fiscal year ended December 31, 2000, each member of Internap Network Services' board of directors attended at least 75% of the meetings of the board of directors and of the committees on which he served that were held during the period for which he was a director or committee member.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of February 28, 2001 information regarding the beneficial ownership of Internap Network Services' common stock by (i) each person known by Internap Network Services to beneficially own more than 5% of the common stock, (ii) each of Internap Network Services' directors and director nominees, (iii) each of Internap Network Services' executive officers for whom compensation is reported in this proxy statement/prospectus, and (iv) all of Internap Network Services' directors and executive officers as a group. Except as otherwise noted, Internap Network Services believes that the beneficial owners of its common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

	Shares Beneficially Owned
Name and Address of Beneficial Owner
	Number	Percent
Morgan Stanley Dean Witter Venture Partners (1) c/o Morgan Stanley Dean Witter Venture Partners 1221 Avenue of the Americas New York, NY 10020	8,055,693	5.4%
William J. Harding (1)	8,055,693	5.4%
Eugene Eidenberg (2)	5,508,339	3.7%
Oak Investment Partners VIII, L.P. (3) c/o Oak Investment Partners VIII, L.P. 525 University Avenue, Suite 1300 Palo Alto, CA 94301	9,621,242	6.4%
Fredric W. Harman (3)	9,621,242	6.4%
Kevin L. Ober (4)	416,667	*
Paul E. McBride (5)	5,297,471	3.5%
Anthony C. Naughtin (6)	4,705,939	3.1%
Christopher D. Wheeler (7)	4,492,108	3.0%
Robert D. Shurtleff, Jr. (8)	1,796,888	1.2%
Jerome Conlon (9)	1,500	*
Michael W. Vent (10)	12,500	*
All directors and executive officers as a group (13 persons)(11)	40,326,202	26.6%

*
Less than 1%

(1)
Consists of 604,323 shares held by Morgan Stanley Venture Investors III, L.P., 275,368 shares held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., 6,294,148 shares held by Morgan Stanley Venture Partners III, L.P., 541,344 shares held by MSVC II and 240,510 shares held by Dr. Harding, who is a managing member of the general partner of Morgan Stanley Dean Witter Venture Partners. Also includes 100,000 shares issuable upon the exercise of options held by Dr. Harding that are exercisable within 60 days of February 28, 2001. Dr. Harding disclaims beneficial ownership of the shares held by Morgan Stanley Dean Witter Venture Partners, except to the extent of his proportionate interest therein.

(2)
Consists of 2,508,853 shares held by H&Q Internap Investors, L.P., 2,215,466 shares held by TI Ventures, LP, 180,705 shares held by Mr. Eidenberg, 139,433 shares held by Mr. Eidenberg as trustee of the Eugene Eidenberg Trust September 1997, the Anna Chavez Educational Trust and

  the Anna Chavez Separate Property Trust, and 30,549 shares held by Granite Ventures LLC. Also includes 433,333 shares issuable upon the exercise of options held by Mr. Eidenberg that are exercisable within 60 days of February 28, 2001. Mr. Eidenberg disclaims beneficial ownership of the shares held by H&Q Internap Investors, L.P., TI Ventures, LP, the Anna Chavez Educational Trust, the Anna Chavez Separate Property Trust and Granite Ventures LLC.

(3)
Consists of 9,279,725 shares held by Oak Investment Partners VIII, L.P., 218,465 shares held by Oak VIII Affiliates Fund L.P., 94,853 shares held by Mr. Harman, an aggregate of 8,199 shares held in trust for the benefit of Mr. Harman's three minor children and 20,000 shares issuable upon the exercise of options held by Mr. Harman that are exercisable within 60 days of February 28, 2001. Mr. Harman disclaims beneficial ownership of the shares held by Oak Investment Partners VIII, L.P., Oak VIII Affiliates Fund L.P. and the shares held in trust for his three minor children.

(4)
Includes 100,000 shares issuable upon the exercise of options that are exercisable within 60 days of February 28, 2001.

(5)
Includes 1,075,646 shares held by Mr. McBride as trustee of the McBride Trust, the McBride Grandchildren's Trust No. 1, the McBride Grandchildren's Trust No. 2, the McBride Grandchildren's Trust No. 3 and the McBride Legacy Trust for the benefit of Mr. McBride's minor children, and 191,668 shares issuable upon the exercise of options held by Mr. McBride that are exercisable within 60 days of February 28, 2001. Mr. McBride disclaims beneficial ownership of the shares held by him as trustee of the McBride Trust, the McBride Legacy Trust and the McBride Grandchildren's Trust Nos. 1, 2 and 3.

(6)
Includes 1,619,087 shares held by Crossroads Associates, LLC, 400,000 shares held by Crossroads Associates II, LLC, 18,000 shares held by Mr. Naughtin as trustee of the Eric Weaver Gift Protection Trust, the Hugh Naughtin Gift Protection Trust, and the Rose Naughtin Gift Protection Trust, and 287,500 shares issuable upon the exercise of options held by Mr. Naughtin that are exercisable within 60 days of February 28, 2001. Mr. Naughtin disclaims beneficial ownership of the 18,000 shares held by him as trustee of the Eric Weaver Gift Protection Trust, the Hugh Naughtin Gift Protection Trust and the Rose Naughtin Gift Protection Trust.

(7)
Includes 121,526 shares held by the CDW Limited Partnership, 288,000 shares held by Mr. Wheeler as trustee of the Christopher D. Wheeler Foundation and the Christopher D. Wheeler Charitable Remainder Unitrust 1, and 191,668 shares issuable upon the exercise of options held by Mr. Wheeler that are exercisable within 60 days of February 28, 2001. Mr. Wheeler disclaims beneficial ownership of the shares held by the Chistopher D. Wheeler Foundation and the CDW Limited Partnership.

(8)
Includes 166,500 shares held by Robert D. Shurtleff, Jr. as trustee of the Shurtleff Family Trust, 650,700 shares issuable upon exercise of warrants held by Mr. Shurtleff exercisable within 60 days of February 28, 2001 and 100,000 shares issuable upon the exercise of options held by Mr. Shurtleff that are exercisable within 60 days of February 28, 2001. Mr. Shurtleff disclaims beneficial ownership of the shares held by the Shurtleff Family Trust.

(9)
Consists of 1,500 shares issuable upon the exercise of options held by Mr. Conlon that are exercisable within 60 days of February 28, 2001.

(10)
Consists of 12,500 shares issuable upon the exercise of options held by Mr. Vent that are exercisable within 60 days of February 28, 2001.

(11)
Includes 2,353,384 shares issuable upon the exercise of options and warrants that are exercisable within 60 days of February 28, 2001.

EXECUTIVE OFFICERS

    Internap Network Services' executive officers and their ages as of February 28, 2001 are as follows:

Name	Age	Position	Since
Anthony C. Naughtin	45	President and Chief Executive Officer	1996
Michael W. Vent	48	Executive Vice President and Chief Operating Officer	2000
Paul E. McBride	38	Senior Vice President of Finance & Administration, Chief Financial Officer and Secretary	1996
Christopher D. Wheeler	34	Senior Vice President of Technology and Chief Technology Officer	1996
Jerome Conlon	44	Vice President and Chief Marketing Officer	2000
Robert Gionesi	43	Corporate Vice President, Sales	2000
Alan D. Norman	42	Corporate Vice President of Development	1999
John Scanlon	42	Group Vice President, Service Planning	2000

    For Mr. Naughtin's biographical summary, see "Election of Directors."

    Michael W. Vent is Executive Vice President and Chief Operating Officer. Prior to joining Internap Network Services in July 2000, Mr. Vent was President, Network Services and Information Technology and Chief Network Officer at Broadwing Communications. Prior to Broadwing Communications, Mr. Vent was Vice President of Network and Information Services for West Coast Telecommunications. Previous positions Mr. Vent has held are Vice President, Information Technology and Chief Information Officer for Progressive Communications Technology and Director of Computer and Networks for MCI Telecommunications. Mr. Vent holds a Master in Business Administration from Baldwin and Wallace College and a Bachelor of Science in Electronic Engineering from Franklin University.

    Paul E. McBride is Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary. Prior to joining Internap Network Services in 1996, he was Vice President of Finance and Operations at ConnectSoft from February 1995 to March 1996. From December 1992 to January 1995, he served as Chief Financial Officer and Vice President of Finance at PenUltimate, Inc., a software developer. Mr. McBride holds a Bachelor of Arts in Economics and a Bachelor of Science in Finance from the University of Colorado and holds a Master of Business Administration from the University of Southern California.

    Christopher D. Wheeler is Senior Vice President of Technology and Chief Technology Officer. Prior to joining Internap Network Services in 1996, Mr. Wheeler was co-founder, President and Chief Executive Officer of interGlobe Networks, Inc., a TCP/IP consulting firm, from 1994 to 1996. Mr. Wheeler also worked in advanced network/Internet technology areas at NorthwestNet, which is now Verio Northwest, and was responsible for backbone engineering, routing technology design, network management tools development, network operations and systems engineering at the University of Washington from 1989 to 1994. Mr. Wheeler holds a Bachelor of Science in Computer Science from the University of Washington.

    Jerome Conlon is Vice President and Chief Marketing Officer. Prior to joining Internap Network Services in May 2000, Mr. Conlon was Senior Vice President of Marketing and Program Development at NBC. Prior to NBC, Mr. Conlon served as Vice President of Brand Planning, Consumer Insights and Category Management at Starbucks Coffee Company and in a variety of marketing and communications positions over 14 years with Nike, Inc., including ten years as Director of Marketing

Insights. Mr. Conlon received his Master of Business Administration, magna cum laude, and Bachelor of Arts, magna cum laude, from Gonzaga University in Spokane, Washington.

    Robert Gionesi is Corporate Vice President of Sales. Prior to joining Internap Network Services in 1998, Mr. Gionesi was Director of Sales for MCI's Commercial Global account segment in New York City where he was responsible for the sales and technical management of MCI's largest accounts. Prior to MCI, Mr. Gionesi held numerous senior sales positions at AT&T, including Regional Technical Manager, District Sales Manager and Senior Staff Manager for the Regional Vice President. Mr. Gionesi has degree in Business Communications from Adelphi University in Garden City, New York, and an Master of Science in Telecommunications and Computing Management from Polytechnic University in Brooklyn, New York.

    Alan D. Norman is Corporate Vice President of Development. Prior to joining Internap Network Services in 1999, Mr. Norman served as Vice President, General Manager of New Business Development at Etak, a unit of Sony Corporation from May 1996 to August 1999. Mr. Norman served as Vice President, General Manager of the Automotive Business Unit for Etak, then owned by News Corporation, from September 1992 through April 1996. Mr. Norman holds a Master of Science in Business and a Bachelor of Science from Stanford University.

    John Scanlon is Group Vice President, Service Planning. Since joining Internap Network Services in 2000, Mr. Scanlon has served as Director of Carrier Relations and Vice President of Product Marketing. Prior to joining Internap Network Services, Mr. Scanlon served as the President of Flat Rate Communications, Inc., which was acquired by Viatel. Mr. Scanlon continued on as a General Manager of Viatel after the acquisition. Prior to his work with Flat Rate, Mr. Scanlon spent over a decade at MCI Telecommunications as their Vice President and Director of Strategic Development, Director of Business Development and Director of Finance and Information Systems. Mr. Scanlon holds a Master in Business Administration with honors from St. Mary's College and a Bachelor of Science in Business Administration, Financial Management from Oregon State University.

EXECUTIVE COMPENSATION

Compensation of directors

    Internap Network Services' directors currently do not receive any cash compensation for their services on the board of directors or any committees of the board of directors. They are reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. From time to time, certain non-employee directors have received grants of options to purchase shares of Internap Network Services' common stock. In March 1998, Messrs. Eidenberg and Ober each were granted an option to purchase 400,000 shares of Internap Network Services common stock at an exercise price of $.03 per share. Upon the closing of our initial public offering on October 4, 1999, non-employee directors received an initial option to purchase 80,000 shares of common stock and receive an annual option to purchase 20,000 shares of common stock under Internap Network Services' 1999 non-employee directors' stock option plan.

Compensation of executive officers

    The table below sets forth summary information concerning compensation paid by Internap Network Services during the fiscal years ended December 31, 2000, 1999 and 1998, respectively, to (a) its Chief Executive Officer and President and (b) four of its other executive officers other than the Chief Executive Officer whose salary and bonus for fiscal year 2000 exceeded $100,000, and who served as an executive officer during fiscal year 2000 (our "Named Executive Officers"):

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	All Other Annual Compensation ($)	Securities Underlying Options (#)
Anthony C. Naughtin President and Chief Executive Officer	2000 1999 1998	347,344 171,239 123,750		100,000 58,500 —	— — —	— 600,000 —
Michael W. Vent (1) Executive Vice President and Chief Operating Officer	2000	175,259	(2)	100,000	—	825,000
Paul E. McBride Senior Vice President of Finance & Administration, Chief Financial Officer and Secretary	2000 1999 1998	250,000 137,996 113,750		75,000 54,000 —	— — —	— 400,000 —
Christopher D. Wheeler Senior Vice President of Technology and Chief Technology Officer	2000 1999 1998	250,000 137,500 113,750		75,000 54,000 —	— — —	— 400,000 —
Jerome Conlon (1) Vice President and Chief Marketing Officer	2000	155,760		75,000	—	309,000

(1)
Mssrs. Conlon and Vent joined Internap Network Services in 2000.

(2)
Includes $6,320 in relocation expenses.

Stock Option Grants in the Last Fiscal Year

    The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 2000:

Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term ($)
Individual Grants
	Shares Underlying Options Granted (#)	Total Options Granted to Employees in Fiscal Year (%)
Name			Exercise Price Per Share ($)	Expiration Date	5%	10%
Michael W. Vent	750,000 75,000	5.8 *	31.63 6.68	8/1/10 12/20/10	14,918,953 315,076	37,807,556 798,465
Jerome Conlon	300,000 9,000	2.3 *	33.87 6.68	5/14/10 12/20/10	6,390,198 37,809	16,194,017 95,816

*
Less than 1%

    The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission. There can be no assurance provided to any executive officer or any other holder of Internap Network Services' securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level.

    The option to purchase 75,000 shares granted to Mr. Vent and the option to purchase 9,000 shares granted to Mr. Conlon vest monthly over two years from the grant date. The remaining options vest as to twenty-five percent on the first anniversary of the date of hire and the remainder in equal installments each month over the three-year period following the first anniversary of the date of hire. Options were granted at an exercise price equal to the fair market value of Internap Network Services common stock, as determined by the board of directors on the date of grant.

Aggregated Option Exercises in the Last Fiscal Year
and Fiscal Year-End Option Values

    The following table sets forth information as of December 31, 2000 regarding options held by the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 2000:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony C. Naughtin	—	—	237,500	362,500	1,246,875	1,903,125
Michael W. Vent	— —	— —	— —	750,000 75,000	— —	— 42,075
Paul E. McBride	—	—	158,333	241,667	1,118,248	1,268,752
Christopher D. Wheeler	—	—	158,333	241,667	1,118,248	1,268,752
Jerome Conlon	— —	— —	— —	300,000 9,000	— —	— 5,049

    In the table above, the value of the unexercised in-the-money options is based on the fair market value of Internap Network Services common stock, based upon the last reported sales price of the common stock on December 29, 2000 of $7.25, minus the per share exercise price multiplied by the number of shares.

Employment Agreements and Change in Control

    Internap Network Services has entered into employment letter agreements with several of our officers, including Anthony C. Naughtin, Paul E. McBride, Christopher D. Wheeler, Michael W. Vent and Jerome Conlon. Each letter agreement sets forth the officer's initial compensation level. Under each letter agreement the officer serves at-will and employment may be terminated by us or by the officer at any time, with or without cause and with or without notice. Each employment agreement contains a noncompetition covenant that is effective for one year after termination of employment.

    Internap Network Services' 1999 Equity Incentive Plan provides that in the event the executive officers are terminated without cause or resign for good reason within 13 months after a change in control, all of the options held by such officers will vest in full and will become fully exercisable.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The compensation committee of the board of directors consists of Kevin L. Ober and Robert D. Shurtleff, Jr., each of whom is a nonemployee director. The compensation committee is responsible for establishing and administering compensation policies and programs for Internap Network Services' executive officers. This report reflects the compensation philosophy of Internap Network Services.

Executive officer compensation

    Internap Network Services' executive compensation program has been designed to: (i) ensure that compensation provided to executive officers is closely aligned with Internap Network Services' business objectives and financial performance; (ii) enable Internap Network Services to attract and retain those officers who contribute to its long-term success; and (iii) maximize shareholder value.

    Executive compensation generally consists of three components: (i) base salary; (ii) annual cash bonus; and (iii) long-term incentive awards. The Chief Executive Officer annually recommends executive officer compensation levels to the compensation committee. The compensation committee makes the final determination of executive compensation levels but relies on the Chief Executive Officer's annual recommendations because it believes the Chief Executive Officer is the most qualified person to make assessments about individual performance.

    The compensation committee annually reviews and establishes each executive officer's compensation package by considering: (i) the extent to which specified corporate objectives for the preceding year were attained; (ii) the experience and contribution levels of the individual executive officer; and (iii) to a lesser extent, the salary and bonus levels of executive officers in similar positions in companies in the same or related industries as Internap Network Services.

    The primary corporate objectives set by the compensation committee for the 1999 fiscal year were, in order of importance: (i) revenue growth goals; (ii) service point deployment goals; (iii) successful liquidity event, including an initial public offering; (iv) customer growth goals; and (v) employee and management headcount growth goals. The compensation committee determined that the executive officers had successfully met or exceeded each of these key objectives for the 1999 fiscal year. Because each of the named executive officers contributed substantially to the achievement of those objectives, the compensation committee authorized executive salary increases in the 2000 fiscal year for each executive officer that joined Internap Network Services prior to the 2000 fiscal year. Achievement of these key corporate objectives was the primary reason for increasing 2000 fiscal year base salary levels of the executive officers.

    To a lesser extent, the compensation committee surveys the executive cash compensation levels of other companies in the same industry as Internap Network Services and in related industries, some of which are included in the Goldman/Sachs Internet Index. Each company surveyed by the committee is deemed to be comparative in terms of industry, size and product and service offerings. In connection with these reviews, the committee does not consider the financial performance of Internap Network Services relative to the financial performance or the surveyed companies.

    The compensation committee awards annual cash bonuses for executive officers (other than those who receive commissions) on an annual basis. These awards are intended to provide a direct link between management compensation and the achievement of corporate and individual objectives. The maximum level of bonus is 50% of the executive officer's base salary as of the end of the preceding fiscal year. At the beginning of each year, Internap Network Services sets certain corporate objectives (including financial performance goals), and each individual manager sets his or her own personal objectives to support the achievement of the corporate objectives. At the end of the year, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate objectives is given more weight than achievement of individual objectives for purposes of determining the annual bonus. The primary corporate objectives set by the compensation committee for the 1999 fiscal year were the same five objectives used for determining the 2000 fiscal year salary levels. The committee determined that all of the above objectives were met or exceeded and, therefore, all of Internap Network Services' executive officers received their maximum bonus award in 2000. The increase in bonus awards, in terms of absolute dollars, in the 2000 fiscal year as compared to the 1999 fiscal year, is substantially attributable to the corresponding increases in base salaries over the same periods. Bonuses paid to Messrs. Vent and Conlon, however, were sign-on bonuses negotiated in connection with their joining Internap Network Services during the 2000 fiscal year.

    The compensation committee also grants stock options to executive officers to provide long-term incentives that are aligned with the creation of increased shareholder value over time. Options typically are granted at fair market value at the date of grant, have a ten year term and generally vest 25% on the first anniversary of vesting commencement date and in equal 36 monthly installments thereafter. Most stock option grants to executive officers occur in conjunction with the executive officer's acceptance of employment with Internap Network Services. The compensation committee, however, reviews stock option levels for all executive officers throughout each fiscal year in light of long-term strategic and performance objectives and each executive officer's current and anticipated contributions to Internap Network Services' future performance and is able to adjust these levels. When determining the number of stock options to be awarded to an executive officer, the compensation committee considers the executive officer's current contribution to Internap Network Services' performance, the executive officer's past option awards, the executive officer's anticipated contribution in meeting Internap Network Services' long-term strategic performance goals and comparisons to formal and informal surveys of executive stock option grants made by other Internet infrastructure companies. In 2000, the compensation committee granted options to purchase an aggregate of 1,134,000 shares to executive officers at an exercise price equal to fair market value on the date of grant. These options were granted only to executives who joined Internap Network Services during the 2000 fiscal year and were based on negotiations with those executive officers.

Compensation of Internap Network Services' Chief Executive Officer

    The compensation committee reviews Mr. Naughtin's compensation annually using the same criteria and policies as are employed for other executive officers. Mr. Naughtin's total annual cash bonus for 2000 represented 50% of his ending base salary for the 1999 fiscal year, or $100,000, in recognition of his significant contributions in leading Internap Network Services to successfully meeting and exceeding the corporate objectives identified above during the 1999 fiscal year.

    Compensation payments in excess of $1 million to the Chief Executive Officer or the other five most highly compensated executive officers are subject to a limitation on deductibility for Internap Network Services under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The compensation committee does not expect cash compensation in 2000 to Internap Network Services' Chief Executive Officer or any other executive officer to be in excess of $1 million. Internap Network Services intends to maintain qualification of its Amended and Restated 1998 Stock Options/Stock Issuance Plan, Amended 1999 Equity Incentive Plan, 2000 Non-Officer Equity Incentive Plan, as amended, Amended and Restated 1999 Stock Incentive Plan for Non-Officers, Switchsoft Systems, Inc. Founders 1996 Stock Option Plan and Switchsoft Systems, Inc. 1997 Stock Option Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

    The compensation committee believes its executive compensation philosophy serves Internap Network Services' interests and the interests of its shareholders.

Compensation committee members

  Kevin L. Ober
  Robert D. Shurtleff, Jr.

Compensation committee interlocks and insider participation

    None of Internap Network Services' executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Internap Network Services' board of directors or compensation committee.

Change of control arrangements in equity incentive plans

    Under Internap Network Services' Amended and Restated 1998 Stock Options/Issuance Plan, Amended 1999 Equity Incentive Plan, 2000 Non-Officer Equity Incentive Plan, as amended, Amended and Restated 1999 Stock Incentive Plan for Non-Officers, Switchsoft Systems, Inc. Founders 1996 Stock Option Plan and Switchsoft Systems, Inc. 1997 Stock Option Plan, if a change in control occurs, including the sale of substantially all of Internap Network Services' assets or a merger with or into another corporation, any outstanding options held by persons then performing services for Internap Network Services as an employee, director or consultant:

  •
  may either be assumed or continued;

  •
  may be substituted with an equivalent award by the surviving entity; or

  •
  will, if the options are not assumed, continued or substituted, become fully exercisable, including shares as to which they would not otherwise be exercisable, and restricted stock will become fully vested.

    Options also become fully exercisable upon the occurrence of a securities acquisition representing 50% or more of the combined voting power of Internap Network Services' securities, or if a participant's service is terminated by a surviving corporation for any reason other than "for cause" within 13 months following a change in control.

Performance measurement comparison

    The graph set forth below compares cumulative total return to Internap Network Services' shareholders with the cumulative total return of the Nasdaq Composite Index and the Goldman/Sachs Internet Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, beginning September 29, 1999, the first day of trading of the common stock, and ending at December 31, 1999 and December 29, 2000, respectively.

Comparison of Cumulative Total Return Among
Internap Network Services Corporation, the Nasdaq Composite Index
and the Goldman/Sachs Internet Index

	9/29/99	12/31/99	12/29/00
Internap Network Services	$100	$865	$73
Nasdaq Composite Index	100	149	91
Goldman/Sachs Internet Index	100	155	40

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The audit committee of the board of directors consists of William J. Harding, Fredric W. Harman and Kevin L. Ober, each of whom is an independent director. The audit committee has reviewed and discussed with management the consolidated financial statements of Internap Network Services as of and for the fiscal year ended December 31, 2000. The audit committee also has discussed with Internap Network Services' independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. Additionally, the audit committee has received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent public accountants their independence.

    Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the financial statements referred to above be included in Internap's Annual Report on Form 10-K.

Audit committee members

    William J. Harding

    Fredric W. Harman

    Kevin L. Ober

Audit fees

    During the fiscal year ended December 31, 2000, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of Internap Network Services' financial statements for such fiscal year and for the reviews of the Internap Network Services' interim financial statements were $119,205.

Financial information systems design and implementation fees

    During the fiscal year ended December 31, 2000, the aggregate fees billed by PricewaterhouseCoopers LLP for information technology consulting were $15,000.

All other fees

    During fiscal year ended December 31, 2000, the aggregate fees billed by PricewaterhouseCoopers LLP for professional services other than audit fees were $831,229.

    The Audit Committee has determined the rendering of all other non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor's independence.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    Robert J. Lunday, Jr., a former director, and some of the founders of Internap Network Services, including Anthony C. Naughtin, its Chief Executive Officer and a director; Paul E. McBride, its Chief Financial Officer; Christopher D. Wheeler, its Chief Technology Officer; and Internap Network Services entered into a shareholders agreement, dated October 1, 1997. Under the shareholders agreement, Mr. Lunday granted to each founder an option to purchase such founder's pro rata share (as that term is defined in the shareholders agreement) of 10,000,000 shares of Series A preferred stock, or common stock issuable upon conversion, owned by Mr. Lunday at the date of the shareholders agreement at a price of $.63 per share. To date, Mr. Lunday has sold an aggregate of 9,302,988 shares under the shareholders agreement. Mr. Lunday is the father-in-law of Mr. McBride.

    In 1996, Big Sandy Telecommunications, Inc., a company owned by Messrs. Lunday, Naughtin and McBride, executed a lease guarantee covering one of Internap Network Services' office leases. Big Sandy was the primary guarantor, and Messrs. Naughtin and McBride were secondary guarantors as Internap Network Services' corporate officers. The secondary guarantees terminated in 1999, and the primary guarantee terminated in 2000.

    On January 11, 1999, Lunday Communications, Inc., a company owned by Mr. Lunday, loaned $500,000 to Internap Network Services, represented by a promissory note that bore interest at the rate of prime plus 2% and had a maturity date of February 15, 1999. Internap Network Services repaid the outstanding principal and accrued interest on the loan in February 1999 from the proceeds of its Series C preferred stock financing.

    On January 13, 1999, Robert D. Shurtleff, Jr., a member of Internap Network Services' board of directors, loaned $600,000 to Internap Network Services, represented by a promissory note that bore interest at the rate of prime plus 2% and had a maturity date of February 15, 1999. Internap Network Services repaid the outstanding principal and accrued interest on the loan in February 1999 from the proceeds of its Series C preferred stock financing.

    On January 28, 1999 and February 26, 1999, Internap Network Services sold an aggregate of 59,259,260 shares of Series C preferred stock to 44 investors, including Mr. Shurtleff and Morgan Stanley Dean Witter Venture Partners and Oak Investment Partners VIII, L.P., two of its principal shareholders, at an aggregate purchase price of $32 million, or $.54 per share.

    On September 7, 1999, Internap Network Services entered into a letter agreement with Richard K. Cotton, one of its executive officers, under which it agreed to cause 100,000 shares of common stock underlying his stock option to fully vest. In addition, he will receive severance pay equal to six months of his compensation, including employee benefits, in the event of his termination for reasons other than his voluntary resignation, death or for cause.

    On September 23, 1999, Internap Network Services signed a standby loan facility agreement with several shareholders, including Mr. Shurtleff, which matured upon the closing of its initial public offering. This facility allowed Internap Network Services to draw up to $10 million prior to the earlier of maturity or December 31, 1999, but it did not draw any amounts on this facility prior to maturity. In connection with this facility, Internap Network Services issued warrants to purchase 200,000 shares of common stock with exercise prices of $10.00 per share. The estimated fair value ascribed to the warrants was $536,000 based upon the Black Scholes option pricing model, and it recorded this amount as interest expense for the year ended December 31, 1999.

    In October 1999, Internap Network Services paid a private placement fee of $1.0 million to Morgan Stanley & Co. Incorporated, an affiliate of one of its principal shareholders, in connection with a private placement of its common stock.

    Internap Network Services has entered into employment letter agreements with several of its key officers. Each letter agreement sets forth the officer's compensation level. Under each letter agreement the officer serves at-will and employment may be terminated by Internap Network Services or by the officer at any time, with or without cause and with or without notice. Each employment agreement contains a one year noncompetition covenant.

    Internap Network Services has entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the fullest extent permitted by law. Internap Network Services also intends to enter into these agreements with its future directors and executive officers.

    Internap Network Services believes that the foregoing transactions were in its best interest and were made on terms no less favorable than could have been obtained from unaffiliated third parties.

All future transactions between Internap Network Services and any of its officers, directors or principal shareholders will be approved by a majority of the independent and disinterested members of the board of directors, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Internap Network Services' directors and executive officers, and persons who own more than ten percent of a registered class of its equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Internap Network Services. Officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish Internap Network Services with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such reports furnished to Internap Network Services and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to Internap Network Services' officers, directors and greater than ten percent shareholders were complied with; except that three reports, covering an aggregate of three transactions, were filed late by Mr. Charles M. Ortega, Internap Network Services' former Vice President of Sales.

EXPERTS

    The financial statements of Internap Network Services incorporated in this proxy statement/prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2000, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The financial statements of CO Space, Inc. incorporated in this proxy statement/prospectus by reference to the Current Report on Form 8-K/A dated September 5, 2000 for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited VPNX.com, Inc.'s financial statements included in Internap Network Services' Form 8-K/A filed October 4, 2000, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of VPNX.com, Inc. to continue as a going concern as described in Note 1 to the financial statements) which is incorporated by reference in this proxy statement/prospectus and elsewhere in this registration statement. Internap Network Services' financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

    The validity of the shares of common stock offered hereby and other legal matters will be passed upon for Internap Corporation by Cooley Godward LLP, Kirkland, Washington. An investment partnership of Cooley Godward attorneys directly owns an aggregate of 15,368 shares of Internap Network Services common stock and Cooley Godward attorneys beneficially own approximately 1,822 shares of Internap Network Services common stock.

DOCUMENTS INCORPORATED BY REFERENCE

    The following documents, which have been previously filed with the Commission, are incorporated by reference into this proxy statement/prospectus:

  •
  Internap Network Services' Current Report on Form 8-K filed on June 29, 2000 and amended on September 5, 2000;

  •
  Internap Network Services' Current Report on Form 8-K filed on August 14, 2000 and amended on October 4, 2000; and

  •
  Internap Network Services' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended.

    In addition, all documents filed by Internap Network Services pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of Internap Network Services' 2001 annual meeting of shareholders, shall be deemed to be incorporated by reference into this proxy statement/prospectus.

    Incorporation by reference means that Internap Network Services can disclose information to you by referencing other documents filed with the Commission, which information in such documents is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in any other subsequently filed document which is, or is deemed to be, incorporated by reference into this proxy statement/prospectus.

    Internap Corporation has filed a registration statement on Form S-4 to register with the Commission shares of Internap Corporation common stock. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Internap Corporation as well as Internap Network Services' proxy statement. As permitted by Commission rules, this proxy statement/prospectus does not contain all of the information contained in the registration statement or its exhibits.

    You may obtain the full registration statement and exhibits, or any or all of the documents which are listed above, at the Commission sites listed below, or you may also obtain such items free of charge, by contacting Investor Relations at:

  •
  1-877-THEPNAP (U.S. callers)

  •
  (206) 441-8800 (international callers)

  •
  (206) 264-1833 (facsimile); or

  •
  inapinvester@internap.com (email).

To ensure timely delivery, you must request this information from Internap Network Services no later than July 5, 2001.

WHERE YOU CAN FIND MORE INFORMATION

    Internap Network Services is subject to the information requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Reports, proxy and information statements and other information filed electronically with the Commission are available at the Commission's web site at http://www.sec.gov.

OTHER BUSINESS

    The board of directors does not intend to present any business at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      PAUL E. MCBRIDE
                      Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

          , 2001

Appendix A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Merger Agreement") is made as of March 1, 2001 by and between INTERNAP NETWORK SERVICES CORPORATION, a Washington corporation ("Internap"), INTERNAP CORPORATION, a Washington corporation and wholly-owned subsidiary of Internap ("Internap Corporation") and INTERNAP ACQUISITION CO., a Washington corporation and wholly-owned subsidiary of Internap Corporation ("Internap Acquisition"). Internap, Internap Corporation and Internap Acquisition are sometimes referred to hereinafter as the "Constituent Corporations."

RECITALS

    WHEREAS, Internap, Internap Corporation and Internap Acquisition intend to effect a merger of Internap Acquisition into Internap in accordance with this Merger Agreement and the applicable laws of the state of Washington (the "Merger") and upon consummation of the Merger, Internap Acquisition will cease to exist, and Internap shall become a wholly-owned subsidiary of Internap Corporation.

    WHEREAS, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    WHEREAS, the authorized capital stock of Internap consists of five hundred million (500,000,000) shares of Common Stock and ten million (10,000,000) shares of Preferred Stock (the "Internap Shares") and the authorized capital stock of Internap Corporation consists of five hundred million (500,000,000) shares of Common Stock and ten million (10,000,000) shares of Preferred Stock (the "Internap Corporation Shares") and the authorized capital stock of Internap Acquisition consists of one thousand (1,000) shares of Common Stock.

    WHEREAS, this Merger Agreement and the Merger have been approved by the respective boards of directors of the Constituent Corporations and have been submitted for approval to the shareholders of Internap and to Internap Corporation as the sole shareholder of Internap Acquisition.

    NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Internap Acquisition shall merge with and into Internap on the following terms, conditions and other provisions:

AGREEMENT

    The parties to this Merger Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

    1.1 Merger of Internap Acquisition into Internap.  Upon the terms and subject to the conditions set forth in this Merger Agreement, on the Effective Date (as defined in Section 1.2), Internap Acquisition shall be merged with and into Internap.

    1.2 Effect of the Merger.  The Merger shall have the effects set forth in this Merger Agreement and in the applicable provisions of the laws of the state of Washington. Internap shall continue its corporate existence under the laws of the state of Washington as an wholly-owned subsidiary of Internap Corporation. The separate existence and corporate organization of Internap Acquisition, except insofar as it may be continued by operation of law, shall be terminated and cease.

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    1.3 Effective Date.  The "Effective Date" of the Merger shall be, and such term as used herein shall mean, 5:00 p.m., Seattle, Washington time, on the day on which the Articles of Merger in substantially the form attached hereto as Exhibit A are filed in the office of the Secretary of State of the state of Washington after satisfaction of the requirements of applicable laws prerequisite to such filing.

SECTION 2. TERMS AND CONDITIONS

2.1 Share Conversion.

    On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each share of Common Stock of Internap issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of the Common Stock of Internap Corporation.

    2.2 Transfer of Assets and Liabilities.  On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of Internap Acquisition shall be vested in and possessed by Internap, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of Internap Acquisition, and all property, real, personal and mixed, of Internap Acquisition, and all debts due to Internap Acquisition on whatever account, and all things in action or belonging to Internap Acquisition shall be transferred to and vested in Internap; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Internap as they were of Internap Acquisition, and the title to any real estate vested by deed or otherwise in Internap Acquisition shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of Internap Acquisition and of its shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of Internap Acquisition shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against Internap Acquisition may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon Internap Acquisition shall attach to Internap, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

    2.3 Stock Certificates.  On and after the Effective Date, all of the outstanding certificates which prior to that time represented Internap Shares shall be deemed for all purposes to evidence ownership of and to represent Internap Corporation Shares into which the shares of Internap represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Internap Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Internap Corporation or its transfer agent, be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the Internap Corporation Shares evidenced by such outstanding certificate as above provided.

    2.4 Employee Benefit Plans.  On the Effective Date, Internap Corporation shall assume all obligations of Internap under any and all employee benefit plans in effect as of such date with respect to which employee options, rights or accrued benefits are outstanding and unexercised as of such date. On the Effective Date, Internap Corporation shall continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger, and shall continue to reserve that number of shares of Common Stock of Internap Corporation with respect to each such employee benefit plan as was reserved by Internap prior to the Effective Date.

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SECTION 3. DIRECTORS, OFFICERS AND GOVERNING DOCUMENTS

    3.1 Board of Directors.  The directors of Internap immediately prior to the Effective Date shall be the directors of Internap Corporation, and such directors and officers shall serve until they are removed or replaced in accordance with the Articles of Incorporation and Bylaws of Internap Corporation.

  3.2 Articles of Incorporation.

    (a) The Articles of Incorporation of Internap Corporation as in effect on the Effective Date shall, from and after the Effective Date, be and continue to be the Articles of Incorporation of Internap Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws.

    (b) The Articles of Incorporation of Internap as in effect on the Effective Date shall, from and after the Effective Date, be and continue to be the Articles of Incorporation of Internap without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws.

  3.3 Bylaws.

    (a) The Bylaws of Internap Corporation as in effect on the Effective Date shall, from and after the Effective Date, be and continue to be the Bylaws of Internap Corporation without change or amendment until thereafter amended in accordance with the provisions thereof, the Articles of Incorporation of Holding Inc. and applicable laws.

    (b) The Bylaws of Internap as in effect on the Effective Date shall, from and after the Effective Date, be and continue to be the Bylaws of Internap without change or amendment until thereafter amended in accordance with the provisions thereof, the Articles of Incorporation of Internap and applicable laws.

SECTION 4. MISCELLANEOUS

    4.1 Further Assurances.  From time to time, and when requested by the Internap Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Internap Acquisition such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in Internap Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority referred to herein and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Internap Corporation are fully authorized to take any and all such action and to execute and deliver any and all such deeds and other instruments.

    4.2 Amendment.  This Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Board of Directors of the Constituent Corporations to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

    4.3 Conditions to Merger.  The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by any of the Constituent Corporations in its sole discretion to the extent permitted by law):

    (a) the Merger shall have been approved by the board of directors of Internap, Internap Corporation and Internap Acquisition;

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    (b) the Merger shall have been approved by the shareholders of Internap and Internap Acquisition; and

    (c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of Internap Corporation to be material to consummation of the Merger shall have been obtained.

    4.4 Abandonment or Deferral.  At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Internap, Internap Corporation or Internap Acquisition, notwithstanding the approval of this Merger Agreement by the shareholders of Internap and Internap Acquisition, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of Internap, Internap Corporation and Internap Acquisition, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of any of the Constituent Corporations or their Board of Directors or shareholders with respect thereto.

    4.5 Counterparts.  In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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    IN WITNESS WHEREOF, this AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, having first been duly approved by the Board of Directors of Internap, Internap Corporation and Internap Acquisition, is hereby executed on behalf of each said corporation by their respective officers thereunto duly authorized as of the date first written above.

"INTERNAP"
INTERNAP NETWORK SERVICES CORPORATION, a Washington corporation
By: Paul E. McBride Its: Senior Vice President/Chief Financial Officer
"INTERNAP CORPORATION"
INTERNAP CORPORATION, a Washington corporation
By: Paul E. McBride Its: Chief Financial Officer/Senior Vice President
"INTERNAP ACQUISITION"
INTERNAP ACQUISITION CO., a Washington corporation
By: Paul E. McBride Its: President

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Appendix B

ARTICLES OF INCORPORATION

OF

INTERNAP CORPORATION

    The undersigned, a natural person (the "Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements under Title 23B of the Revised Code of Washington, the Washington Business Corporation Act (the "Act"), hereby certifies that:

I.

Name

    The name of this Corporation (hereinafter called the "Corporation") is INTERNAP CORPORATION.

II.

    The address of the registered office of the corporation in the State of Washington is 520 Pike Street, City of Seattle, County of King, and the name of the registered agent of the corporation in the State of Washington at such address is CT Corporation System.

III.

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Act.

IV.

Authorized Shares

    4.1 This Corporation is authorized to issue 510,000,000 shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

    (a) 500,000,000 shares of common stock ("Common Stock").

    (b) 10,000,000 shares of preferred stock ("Preferred Stock"). Holders of Common Stock are entitled to one vote per share on any matter on which holders of Common Stock are entitled to vote. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate further in the distribution of assets are entitled to receive the net assets of the Corporation.

    4.2 The Board of Directors is authorized, subject to limitations prescribed by the Washington Business Corporation Act (the "Act") and by the provisions of this Article IV, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

      4.2.1 The number of shares in and the distinguishing designation of that series;

      4.2.2 Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

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      4.2.3 Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

      4.2.4 Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

      4.2.5 The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preference of any dividends;

      4.2.6 The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

      4.2.7 Any other rights, preferences and limitations of that series that are permitted by the Act.

    Within any limits stated in these Articles or in the resolution of the Board of Directors establishing a series, the Board of Directors, after the issuance of shares of a series, may amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease shall thereafter constitute authorized but undesignated shares, and the Board of Directors may amend the rights and preferences of the shares of any series that has been established but is wholly unissued.

    The authority herein granted to the Board of Directors to determine the relative rights and preferences of the Preferred Stock shall be limited to unissued shares, and no power shall exist to alter or change the rights and preferences of any shares that have been issued.

    4.3 The Board of Directors shall have the authority to issue shares of the capital stock of this Corporation and the certificates therefor subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

    4.4 At any time when the Corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, special meetings of the shareholders for any purpose or purposes may be called only by the Board of Directors or the Chairman of the Board (if one be appointed) or the Chief Executive Officer.

V.

Directors

    5.1 The number of directors of the Corporation and the manner in which such directors are to be elected shall be as set forth in the Bylaws.

    5.2 Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of shareholders following the adoption and filing of these Articles of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At the second annual meeting of shareholders following the adoption and filing of these Articles of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the third annual meeting of shareholders following the

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adoption and filing of these Articles of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

    Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the corporation entitled to vote at an election of directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

    5.3 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to make, adopt, amend or repeal the Bylaws, or adopt new Bylaws for this Corporation, by a resolution adopted by a majority of the directors.

    5.4 Vacancies in the Board of Directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.

VI.

Shareholder Rights

    6.1 No shareholder of this Corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of this Corporation or to any obligations convertible into stock of this Corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board of Directors establishing a series of Preferred Stock or by written agreement with this Corporation.

    6.2 In any election for directors of the Corporation, a holder of shares of any class or series of stock then entitled to vote has the right to vote in person or by proxy the number of shares of stock held thereby for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

    6.3 The approval of any plan of merger, plan of share exchange, sale, lease, exchange or other disposition of all, or substantially all, of the Corporation's property otherwise than in the usual and regular course of business, or proposal to dissolve, shall require the affirmative vote of the holders of not less than a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation. At any time when the corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, pursuant to the authority granted under RCW 23B.10.030, RCW 23B.11.030, RCW 23B.12.020, and RCW 23B.14.020, the vote of shareholders of this Corporation required in order to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the Corporation not in the usual and regular course of business, or dissolution of the Corporation shall be a majority of all of the votes entitled to be cast by each voting group, regardless of whether or not the corporation is a "public company," as that term is defined in Section 23B.01.400 of the Act.

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VII.

Indemnification and Liability of Officers and Directors

    7.1 The Corporation may indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    7.2 No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his conduct as a director, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) approval of distributions or loans in violation of RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

VIII.

Other Matters

    8.1 Except as otherwise provided in these Articles, as amended from time to time, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute.

    8.2 The Corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles or any amendments hereto, without the necessity of special shareholder approval of such corrections.

IX.

    The name and the mailing address of the Sole Incorporator is as follows:

      Peggy Pennington
      Cooley Godward       LLP
      5200 Carillon Point
      Kirkland, Washington 98037

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    IN WITNESS WHEREOF, these Articles have been subscribed this      day of February, 2001 by the undersigned who affirms that the statements made herein are true and correct.

                      Peggy Pennington, Incorporator

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CONSENT TO SERVE AS REGISTERED AGENT

    The CT Corporation System hereby consents to serve as Registered Agent in the State of Washington for INTERNAP CORPORATION. It is understood that as agent for the corporation, we will be responsible to receive service of process in the name of the corporation, to forward all mail to the corporation, and to notify the office of the Secretary of Sate immediately in the event of our resignation or of any change in the registered office address of the corporation.

    Dated: February  , 2001.

                      CT CORPORATION SYSTEM

                      520 Pike Street
                      Seattle, WA 98101

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Appendix C

Washington Business Corporations Act
Chapter 23B.13
DISSENTERS' RIGHTS

SECTIONS
23B.13.010	Definitions.
23B.13.020	Right to dissent.
23B.13.030	Dissent by nominees and beneficial owners.
23B.13.200	Notice of dissenters' rights.
23B.13.210	Notice of intent to demand payment.
23B.13.220	Dissenters' notice.
23B.13.230	Duty to demand payment.
23B.13.240	Share restrictions.
23B.13.250	Payment.
23B.13.260	Failure to take action.
23B.13.270	After-acquired shares.
23B.13.280	Procedure if shareholder dissatisfied with payment or offer.
23B.13.300	Court action.
23B.13.310	Court costs and counsel fees.

§23B.13.010. Definitions.

    As used in this chapter:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

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§23B.13.020. Right to dissent.

    (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

      (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

      (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

    (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

      (a) The proposed corporate action is abandoned or rescinded;

      (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

      (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

[1991 c 269 § 37; 1989 c 165 § 141.]

§23B.13.030. Dissent by nominees and beneficial owners.

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

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    (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

      (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[1989 c 165 § 142.]

§23B.13.200. Notice of dissenters' rights.

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

    (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

[1989 c 165 § 143.]

§23B.13.210. Notice of intent to demand payment.

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

    (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

[1989 c 165 § 144.]

§23B.13.220. Dissenters' notice.

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

    (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

      (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

      (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

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      (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

      (e) Be accompanied by a copy of this chapter.

[1989 c 165 § 145.]

§23B.13.230. Duty to demand payment.

    (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

    (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

[1989 c 165 § 146.]

§23B.13.240. Share restrictions.

    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[1989 c 165 § 147.]

§23B.13.250. Payment.

    (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

    (2) The payment must be accompanied by:

      (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (b) An explanation of how the corporation estimated the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

      (e) A copy of this chapter.

[1989 c 165 § 148.]

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§23B.13.260. Failure to take action.

    (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

[1989 c 165 § 149.]

§23B.13.270. After-acquired shares.

    (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

[1989 c 165 § 150.]

§ 23B.13.280. Procedure if shareholder dissatisfied with payment or offer.

    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

      (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

      (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

      (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

[1989 c 165 § 151.]

§23B.13.300. Court action.

    (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to

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determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

    (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

§23B.13.310. Court costs and counsel fees.

    (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

      (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

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Appendix D

INTERNAP NETWORK SERVICES CORPORATION

AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE

PURPOSE

    The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Internap Network Services Corporation, a Washington corporation (the "Company"), will be to (i) study, review and evaluate the Company's accounting, auditing and reporting practices, including internal audit and control functions; (ii) serve as a focal point for communication between non-committee directors, the independent accountants and the Company's management; and (iii) monitor transactions between the Company and its employees, officers and members of the Board, or any affiliates of the foregoing.

COMPOSITION

    The Audit Committee shall consist of at least three members of the Board of Directors. The members of the Committee will be appointed by and serve at the discretion of the Board and shall satisfy the independence and experience requirements of the Nasdaq Stock Market.

FUNCTIONS AND AUTHORITY

    The operation of the Committee will be subject to the provisions of the Bylaws of the Company, the Washington Business Corporations Act, and the corporate laws of any other state that may apply to the Company in the future, each as in effect from time to time. The Committee will have the full power and authority to carry out the following responsibilities:

      1. Make recommendations to the Board annually regarding the firm of certified public accountants to be employed by the Company as its independent accountants for the ensuing year, which firm is ultimately accountable to the Committee and the Board as representatives of the Company's shareholders, and make recommendations regarding other appropriate courses of action to be taken in connection with services performed for the Company by the independent accountants.

      2. Review the engagement of the independent accountants, including the scope, extent and procedures of the audit, the compensation to be paid therefor and all other matters the Committee deems appropriate.

      3. Evaluate, together with the Board, the performance of the independent accountants and, if so determined by the Committee, to recommend that the Board replace the independent accountants.

      4. Receive written statements from the independent accountants delineating all relationships between the accountants and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the accountants any disclosed relationships or services that could affect the accountants' objectivity and independence and otherwise to take, and if so determined by the Committee, to recommend that the Board take, appropriate action to oversee the independence of the accountants.

      5. Discuss with the independent accountants the results of the annual audit, including the accountants' assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy

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  of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the independent accountants under generally accepted accounting standards.

      6. Have familiarity, through the individual efforts of its members, with the accounting and reporting principles and practices applied by the Company in preparing its financial statements, including without limitation, the policies for recognition of revenues in financial statements.

      7. Review with management and the independent accountants, upon completion of their audit, financial results for the year, as reported in the Company's financial statements, or other disclosures.

      8. Assist and interact with the independent accountants to enable them to perform their duties in the most efficient and cost effective manner.

      9. Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data and information, and elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

      10. Review the Company's balance sheet, profit and loss statement and statements of cash flows and stockholders' equity for each interim period, and any changes in accounting policy that have occurred during the interim period.

      11. Review and approve all professional services provided to the Company by its independent accountants and consider the possible effect of such services on the independence of such accountants.

      12. Consult with the independent accountants and discuss with management the scope and quality of internal accounting and financial reporting controls in effect.

      13. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

      14. Investigate, review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent accountants, employees, officers, members of the Board or otherwise, between the Company and any employee, officer or member of the Board of the Company or any affiliates of the foregoing.

      15. Perform such other functions and have such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing.

MEETINGS

    The Committee will hold at least one regular meeting per year and additional meetings as the Committee deems appropriate. The President, Chief Executive Officer, Chairman of the Board and Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee Chairman.

MINUTES AND REPORTS

    Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

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INTERNAP NETWORK SERVICES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2001

    The undersigned hereby appoints ANTHONY C. NAUGHTIN and PAUL E. MCBRIDE, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Internap Network Services Corporation that the undersigned may be entitled to vote at the annual meeting of Shareholders of Internap Network Services Corporation to be held at the Renaissance Madison Hotel, 515 Madison Street, Seattle, Washington, on Tuesday, July 10, 2001 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND THE NOMINEE LISTED IN PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

IMPORTANT—Please Date and Sign on the Other Side.

MANAGEMENT RECOMMENDS A VOTE FOR THE REORGANIZATION.
PROPOSAL 1:
To adopt a holding company structure to be implemented pursuant to a merger of a wholly-owned subsidiary of Internap Corporation with and into Internap, with the shareholders of Internap receiving one share of Internap Corporation for each share of Internap Common stock they own.
	// FOR	// AGAINST	// ABSTAIN
MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.
PROPOSAL 2:	To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for each of its fiscal years ending December 31, 2001 and 2002.
	// FOR	// AGAINST	// ABSTAIN
MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.
PROPOSAL 3:	To elect 2 directors to hold office until the 2004 Annual Meeting of Shareholders.
	/ / FOR the nominee listed below.	/ / WITHHOLD AUTHORITY to vote for the nominee listed below.
Nominee: Fredric C. Harman
	/ / FOR the nominee listed below.	/ / WITHHOLD AUTHORITY to vote for the nominee listed below.
Nominee: Kevin L. Ober
I plan to attend the Annual Meeting. / /	I do not plan to attend the Annual Meeting. / /
Dated
SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 23B.08.500 through 23.B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The directors and officers of Internap Corporation also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by Internap Corporation for such purpose.

    Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 5 of Internap Corporation's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law,7 such limitations on a director's liability to Internap Corporation and its shareholders.

    Internap Corporation has entered into certain indemnification agreements with its directors and certain of its officers. The indemnification agreements provide Internap Corporation directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS

EXHIBIT NUMBER	EXHIBIT
2.1(1)	Agreement and Plan of Merger and Reorganization.
2.2(2)	Agreement and Plan of Merger and Reorganization, dated as of July 6, 2000, by and among Internap Network Services Corporation, Virginia Acquisition Corp., a Delaware corporation, and VPNX.com, Inc., a Delaware Corporation.
2.3(2)	Agreement and Plan of Merger and Reorganization, dated as of May 26, 2000, by and among Internap Network Services Corporation, Cowboy Acquisition Corp., a Delaware corporation, and CO Space, Inc., a Delaware Corporation (without disclosure schedules).
2.3(2)	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of June 12, 2000, by and among Internap Network Services Corporation, Cowboy Acquisition Corp., a Delaware corporation, and CO Space, Inc., a Delaware Corporation (without exhibits).
3.1(3)	Articles of Incorporation.
3.2†	Bylaws.
4.1*	Specimen Common Stock Certificate.
5.1†	Opinion of Cooley Godward LLP.
8.1*	Tax Opinion of Cooley Godward LLP.
10.1†	Form of Indemnification Agreement between the Internap Network Services Corporation and each of its Directors and certain of its Officers.

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10.2(4)	Internap Network Services Corporation 1999 Non-Employee Directors' Stock Option Plan.
10.3(4)	Form of Internap Network Services Corporation 1999 Non-Employee Directors' Stock Option Agreement.
10.4(4)	Internap Network Services Corporation 1999 Employee Stock Purchase Plan.
10.5(5)	Amended and Restated Internap Network Services Corporation 1998 Stock Options / Stock Issuance Plan.
10.6(5)	Amended and Restated Internap Network Services Corporation 1999 Stock Incentive Plan for Non-Officers.
10.7(4)	Form of Internap Network Services Corporation 1998 Stock Option Agreement.
10.8(6)	Amended Internap Network Services Corporation 1999 Equity Incentive Plan.
10.9(4)	Form of Internap Network Services Corporation 1999 Equity Incentive Plan Stock Option Agreement.
10.10(7)	Internap Network Services Corporation's 2000 Non-Officer Equity Incentive Plan, as amended.
10.11(8)	Switchsoft Systems, Inc. Founders 1996 Stock Option Plan.
10.12(8)	Switchsoft Systems, Inc. 1997 Stock Option Plan.
10.13(4)	Lease Agreement, dated June 11, 1998 between Internap Network Services Corporation and Union Square Limited Partnership, as amended.
10.14(4)	Lease Agreement, dated June 1, 1996 between Internap Network Services Corporation and Sixth & Virginia Properties.
10.15(4)	Form of Employee Confidentiality, Nonraiding and Noncompetition Agreement used between Internap Network Services Corporation and its Executive Officers.
10.16(4)	Form of Stock Purchase Warrant.
10.17(4)	Preferred Stock Purchase Warrant, dated December 15, 1998, between Internap Network Services Corporation and Bob Kingsbook.
10.18(4)	Preferred Stock Purchase Warrant, dated September 1, 1998, between Internap Network Services Corporation and Phoenix Leasing Incorporated.
10.19(4)	Preferred Stock Purchase Warrant, dated May 5, 1998, between Internap Network Services Corporation and First Portland Corporation.
10.20(4)	Preferred Stock Purchase Warrant, dated December 24, 1998, between Internap Network Services Corporation and Robert Shurtleff, Jr.
10.21(6)	Amended and Restated Investor Rights Agreement, dated October 14, 1999.
10.22(4)	Shareholder Agreement, dated October 1, 1997.
10.23(2)	Form of Registration Rights Agreement by and among Internap Network Services Corporation and the stockholders of VPNX.com, Inc., a Delaware corporation.
10.24(2)	Form of Registration Rights Agreement by and among Internap Network Services Corporation, stockholders of CO Space, Inc., a Delaware corporation, and CO Space Stockholders' Agent LLC, a Delaware limited liability company.
10.25(4)	Quick Start Loan and Security Agreement, dated November 3, 1997, between Internap Network Services Corporation and Silicon Valley Bank.

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10.26(4)	Amended and Restated Loan and Security Agreement, dated June 30, 1999, between Internap Network Services Corporation and Silicon Valley Bank.
10.27(4)	Master Loan and Security Agreement, dated August 23, 1999 between Internap Network Services Corporation and Finova Capital Corporation.
10.28(6)	Lease Agreement, dated June 1, 1996, between Internap Network Services Corporation and Sixth & Virginia Properties, as amended by Lease Modification No. 1, dated May 1, 1998, as amended by Lease Modification No. 2, dated September 1, 1998, as amended by Lease Modification No. 3, dated December 20, 1999.
10.29(6)	Master Agreement to Lease Equipment, dated January 20, 1998, between Internap Network Services Corporation and Cisco Systems Capital Corporation, as amended on November 17, 1999.
10.30(6)	Letter Agreement, dated September 7, 1999, between Richard R. Cotton and Internap Network Services Corporation.
10.31(4)	Common Stock and Warrant Purchase Agreement, dated September 17, 1999, between Internap Network Services Corporation and Inktomi Corporation.
10.32(6)	Warrant, dated December 22, 1999, issued to S.L. Partners, Inc.
10.33(6)	Form of Warrant issued to Paul Canniff, David Cornfield, Robert J. Lunday, Jr., Dan Newell, Richard Saada, Robert D. Shurtleff, Jr. and Todd Warren.
10.34(6)	Letter Agreement, dated March 10, 2000, among Morgan Stanley Venture Investors III, L.P., Morgan Stanley Venture Partners III, L.P., The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. and Internap Network Services Corporation.
21.1†	List of Subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Ernst & Young LLP, Independent Accountants.
23.3†	Consents of Cooley Godward LLP, contained in Exhibits 5.1 and 8.1.
99.1	Form of Proxy Card.

(1)
Incorporated by reference to Appendix A of Internap Corporation's registration statement on Form S-4 filed on March 15, 2001.

(2)
Incorporated by reference to the report on Form 8-K, File No. 000-27265.

(3)
Incorporated by reference to Appendix B of Internap Corporation's registration statement on Form S-4 filed on March 15, 2001.

(4)
Incorporated by reference to the registration statement on Form S-1, File No. 333-84035.

(5)
Incorporated by reference to the quarterly report on Form 10-Q, filed on November 14, 2000.

(6)
Incorporated by reference to the registration statement on Form S-1, File No. 333-95503.

(7)
Incorporated by reference to the registration statement on Form S-8, File No. 333-42974.

(8)
Incorporated by reference to the registration statement on Form S-8, File No. 333-43996.

*
To be filed by amendment.

†
Previously filed.

    (b) FINANCIAL STATEMENT SCHEDULES

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    All schedules relating to Internap Corporation have been omitted because they are not applicable or not required or the information required to be set forth therein is included in the Financial Statements of Internap Corporation included elsewhere in the proxy statement/prospectus.

ITEM 22. UNDERTAKINGS.

    (a)

  (1)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2)
  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (3)
  The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (A) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the articles of incorporation and the bylaws of the Registrant and the Washington Business Corporations Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (5)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part to this registration statement as of the time it was declared effective.

  (6)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new

II–4

    registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II–5

SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 8, 2001.

Internap Corporation
By:	/s/ PAUL E. MCBRIDE Paul E. McBride Chief Financial Officer and Senior Vice President of Finance and Administration

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

May 8, 2001	Chief Executive Officer, President and Director (Principal Executive Officer)	* Anthony C. Naughtin
May 8, 2001	Chief Financial Officer and Senior Vice President of Finance and Adminstration (Principal Financial and Accounting Officer)	/s/ PAUL E. MCBRIDE Paul E. McBride
May 8, 2001	Chairman of the Board	* Eugene Eidenberg
May 8, 2001	Director	* William J. Harding
May 8, 2001	Director	* Fredric W. Harman
May 8, 2001	Director	* Kevin L. Ober
May 8, 2001	Director	* Robert D. Shurtleff, Jr.
*May 8, 2001		/s/ PAUL E. MCBRIDE Attorney-in-Fact

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INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT
2.1(1)	Agreement and Plan of Merger and Reorganization.
2.2(2)	Agreement and Plan of Merger and Reorganization, dated as of July 6, 2000, by and among Internap Network Services Corporation, Virginia Acquisition Corp., a Delaware corporation, and VPNX.com, Inc., a Delaware Corporation.
2.3(2)	Agreement and Plan of Merger and Reorganization, dated as of May 26, 2000, by and among Internap Network Services Corporation, Cowboy Acquisition Corp., a Delaware corporation, and CO Space, Inc., a Delaware Corporation (without disclosure schedules).
2.3(2)	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of June 12, 2000, by and among Internap Network Services Corporation, Cowboy Acquisition Corp., a Delaware corporation, and CO Space, Inc., a Delaware Corporation (without exhibits).
3.1(3)	Articles of Incorporation.
3.2†	Bylaws.
4.1*	Specimen Common Stock Certificate.
5.1†	Opinion of Cooley Godward LLP.
8.1*	Tax Opinion of Cooley Godward LLP.
10.1†	Form of Indemnification Agreement between the Internap Network Services Corporation and each of its Directors and certain of its Officers.
10.2(4)	Internap Network Services Corporation 1999 Non-Employee Directors' Stock Option Plan.
10.3(4)	Form of Internap Network Services Corporation 1999 Non-Employee Directors' Stock Option Agreement.
10.4(4)	Internap Network Services Corporation 1999 Employee Stock Purchase Plan.
10.5(5)	Amended and Restated Internap Network Services Corporation 1998 Stock Options / Stock Issuance Plan.
10.6(5)	Amended and Restated Internap Network Services Corporation 1999 Stock Incentive Plan for Non-Officers.
10.7(4)	Form of Internap Network Services Corporation 1998 Stock Option Agreement.
10.8(6)	Amended Internap Network Services Corporation 1999 Equity Incentive Plan.
10.9(4)	Form of Internap Network Services Corporation 1999 Equity Incentive Plan Stock Option Agreement.
10.10(7)	Internap Network Services Corporation's 2000 Non-Officer Equity Incentive Plan, as amended.
10.11(8)	Switchsoft Systems, Inc. Founders 1996 Stock Option Plan.
10.12(8)	Switchsoft Systems, Inc. 1997 Stock Option Plan.
10.13(4)	Lease Agreement, dated June 11, 1998 between Internap Network Services Corporation and Union Square Limited Partnership, as amended.
10.14(4)	Lease Agreement, dated June 1, 1996 between Internap Network Services Corporation and Sixth & Virginia Properties.
10.15(4)	Form of Employee Confidentiality, Nonraiding and Noncompetition Agreement used between Internap Network Services Corporation and its Executive Officers.
10.16(4)	Form of Stock Purchase Warrant.

10.17(4)	Preferred Stock Purchase Warrant, dated December 15, 1998, between Internap Network Services Corporation and Bob Kingsbook.
10.18(4)	Preferred Stock Purchase Warrant, dated September 1, 1998, between Internap Network Services Corporation and Phoenix Leasing Incorporated.
10.19(4)	Preferred Stock Purchase Warrant, dated May 5, 1998, between Internap Network Services Corporation and First Portland Corporation.
10.20(4)	Preferred Stock Purchase Warrant, dated December 24, 1998, between Internap Network Services Corporation and Robert Shurtleff, Jr.
10.21(6)	Amended and Restated Investor Rights Agreement, dated October 14, 1999.
10.22(4)	Shareholder Agreement, dated October 1, 1997.
10.23(2)	Form of Registration Rights Agreement by and among Internap Network Services Corporation and the stockholders of VPNX.com, Inc., a Delaware corporation.
10.24(2)	Form of Registration Rights Agreement by and among Internap Network Services Corporation, stockholders of CO Space, Inc., a Delaware corporation, and CO Space Stockholders' Agent LLC, a Delaware limited liability company.
10.25(4)	Quick Start Loan and Security Agreement, dated November 3, 1997, between Internap Network Services Corporation and Silicon Valley Bank.
10.26(4)	Amended and Restated Loan and Security Agreement, dated June 30, 1999, between Internap Network Services Corporation and Silicon Valley Bank.
10.27(4)	Master Loan and Security Agreement, dated August 23, 1999 between Internap Network Services Corporation and Finova Capital Corporation.
10.28(6)	Lease Agreement, dated June 1, 1996, between Internap Network Services Corporation and Sixth & Virginia Properties, as amended by Lease Modification No. 1, dated May 1, 1998, as amended by Lease Modification No. 2, dated September 1, 1998, as amended by Lease Modification No. 3, dated December 20, 1999.
10.29(6)	Master Agreement to Lease Equipment, dated January 20, 1998, between Internap Network Services Corporation and Cisco Systems Capital Corporation, as amended on November 17, 1999.
10.30(6)	Letter Agreement, dated September 7, 1999, between Richard R. Cotton and Internap Network Services Corporation.
10.31(4)	Common Stock and Warrant Purchase Agreement, dated September 17, 1999, between Internap Network Services Corporation and Inktomi Corporation.
10.32(6)	Warrant, dated December 22, 1999, issued to S.L. Partners, Inc.
10.33(6)	Form of Warrant issued to Paul Canniff, David Cornfield, Robert J. Lunday, Jr., Dan Newell, Richard Saada, Robert D. Shurtleff, Jr. and Todd Warren.
10.34(6)	Letter Agreement, dated March 10, 2000, among Morgan Stanley Venture Investors III, L.P., Morgan Stanley Venture Partners III, L.P., The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. and Internap Network Services Corporation.
21.1†	List of Subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Ernst & Young LLP, Independent Accountants.
23.3†	Consents of Cooley Godward LLP, contained in Exhibits 5.1 and 8.1.

99.1	Form of Proxy Card.

(1)
Incorporated by reference to Appendix A of Internap Corporation's registration statement on Form S-4 filed on March 15, 2001.

(2)
Incorporated by reference to the report on Form 8-K, File No. 000-27265.

(3)
Incorporated by reference to Appendix B of Internap Corporation's registration statement on Form S-4 filed on March 15, 2001.

(4)
Incorporated by reference to the registration statement on Form S-1, File No. 333-84035.

(5)
Incorporated by reference to the quarterly report on Form 10-Q, filed on November 14, 2000.

(6)
Incorporated by reference to the registration statement on Form S-1, File No. 333-95503.

(7)
Incorporated by reference to the registration statement on Form S-8, File No. 333-42974.

(8)
Incorporated by reference to the registration statement on Form S-8, File No. 333-43996.

*
To be filed by amendment.

†
Previously filed.

QuickLinks

TABLE OF CONTENTS
SUMMARY
THE ANNUAL MEETING INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 FORMATION OF A HOLDING COMPANY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE HOLDING COMPANY REORGANIZATION
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2
PROPOSAL 3 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Stock Option Grants in the Last Fiscal Year
Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Comparison of Cumulative Total Return Among Internap Network Services Corporation, the Nasdaq Composite Index and the Goldman/Sachs Internet Index
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPERTS
LEGAL MATTERS
DOCUMENTS INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
OTHER BUSINESS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
ARTICLES OF INCORPORATION OF INTERNAP CORPORATION
I. Name
II.
III.
IV. Authorized Shares
V. Directors
VI. Shareholder Rights
VII. Indemnification and Liability of Officers and Directors
VIII. Other Matters
IX.
CONSENT TO SERVE AS REGISTERED AGENT
Washington Business Corporations Act Chapter 23B.13 DISSENTERS' RIGHTS
INTERNAP NETWORK SERVICES CORPORATION AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS